UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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ADIENT PLC

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Adient plc

Proxy Statement and Notice of

2018 Annual General Meeting of Shareholders

Important Notice Regarding the Availability of Proxy

Materials for the Annual General Meeting of Shareholders

to be held on March 12, 2018

The Notice of Annual General Meeting, Proxy Statement and the 2017 Annual Report are available at
www.materials.proxyvote.com/G0084W.

NOTICE OF THE 2018

ANNUAL GENERAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS OF ADIENT PLC:

What:	2018 Annual General Meeting of Shareholders

When:	10:00 a.m., local time, on Monday, March 12, 2018

Where:	The Merrion Hotel, 24 Upper Merrion Street, Dublin 2, Ireland

Items of Business:	1. To elect, by separate resolutions, the following seven directors for a period of one year, expiring at the end of Adient’s Annual General Meeting of Shareholders in 2019:

John M. Barth	Richard Goodman	Barb J. Samardzich
Julie L. Bushman	Frederick A. Henderson
Raymond L. Conner	R. Bruce McDonald

2.  To ratify, by non-binding advisory vote, the appointment of PricewaterhouseCoopers LLP as our independent auditor for fiscal year 2018 and to authorize, by binding vote, the Board of Directors, acting through the Audit Committee, to set the auditors’ remuneration;

3.  To approve, on an advisory basis, our named executive officer compensation;

4.  To receive and consider Adient’s Irish Statutory Accounts for the fiscal year ended September 30, 2017 and the reports of the directors and auditors thereon and to review the affairs of Adient; and

5.  To transact such other business as may properly come before the Annual General Meeting or any adjournment thereof.

Proposals 1, 2 and 3 are ordinary resolutions, which require the approval of a simple majority of votes cast at the meeting. There is no requirement under Irish law that Adient’s Irish Statutory Accounts for the fiscal year ended September 30, 2017 or the directors’ and auditor’s reports thereon be approved by the shareholders, and no such approval will be sought at the Annual General Meeting. Adient’s Irish Statutory Accounts will be available at www.materials.proxyvote.com/G0084W on or about January 30, 2018.

Who Can Vote:	Shareholders of record at the close of business on January 12, 2018.

Voting:	YOUR VOTE IS VERY IMPORTANT. For instructions on voting, please refer to the instructions on the Notice of Internet Availability of Proxy Materials you received in the mail or, if you requested or received a hard copy of the proxy materials, on your enclosed proxy card. Any shareholder entitled to attend and vote at the Annual General Meeting may appoint one or more proxies, who need not be a shareholder of Adient to attend, speak and vote on your behalf. Proxies may be appointed at the times and in the manner set out in our proxy card.

Annual General Meeting Admission:	If you wish to attend the Annual General Meeting in person, please refer to the section entitled “Annual General Meeting Attendance” on page 5 of the accompanying Proxy Statement for further details.

Annual General Meeting Questions:

PLEASE NOTE: The Annual General Meeting is expected to last less than 30 minutes. If you have any questions about the Annual General Meeting, please contact Adient Shareholder Services at:

•      833 East Michigan Street, Suite 1100, Milwaukee, Wisconsin 53202

•      1-844-321-4326

By Order of the Board of Directors,

Cathleen A. Ebacher

Vice President, General Counsel and Secretary

January 26, 2018

Adient plc 25-28 North Wall Quay, IFSC Dublin 1, Ireland

January 26, 2018

Dear Shareholder:

The Adient plc 2018 Annual General Meeting of Shareholders will convene on Monday, March 12, 2018, at 10:00 a.m., local time, at The Merrion Hotel, 24 Upper Merrion Street, Dublin 2, Ireland. Shareholders who did not receive the Notice of Internet Availability of Proxy Materials will receive a copy of the Proxy Statement and Annual Report for fiscal year 2017 by mail. Please refer to the accompanying Proxy Statement, which details the business we will conduct at the Annual General Meeting.

We are pleased to take advantage of Securities and Exchange Commission rules that allow companies to furnish their proxy materials over the Internet. We believe this process will expedite the receipt of proxy materials by our shareholders and will lower the costs and reduce the environmental impact of our Annual General Meeting. Accordingly, on or about January 26, 2018, we will mail to our shareholders either a proxy statement or a Notice of Internet Availability of Proxy Materials containing instructions on how to access the accompanying Proxy Statement, our Annual Report on Form 10-K for fiscal year 2017 and our Irish Statutory Accounts for fiscal year 2017 via the Internet, as well as how to vote online. The Notice of Internet Availability of Proxy Materials and the Proxy Statement will also contain instructions about how you can request a paper copy of the proxy materials. Shareholders should not regard the Annual Report on Form 10-K, which contains our audited financial statements, or our Irish Statutory Accounts as proxy solicitation materials. Even if you have elected not to receive printed proxy materials, you may access them electronically at www.materials.proxyvote.com/G0084W.

For information on how to attend the Annual General Meeting, please read “Annual General Meeting Attendance” on page 5 of the accompanying Proxy Statement.

To ensure that you have a say in the governance of Adient, the compensation of its executive officers and the other matters presented for vote at the 2018 Annual General Meeting of Shareholders, it is important that you vote your shares. Please review the proxy materials and follow the instructions on the Notice of Internet Availability of Proxy Materials or the proxy card to vote your shares. We hope you will exercise your rights as a shareholder and participate in the future of Adient.

Thank you for your continued support of Adient.

Sincerely,

ADIENT PLC

R. Bruce McDonald

Chairman and Chief Executive Officer

PROXY STATEMENT	1
QUESTIONS AND ANSWERS	1
PROPOSAL ONE: ELECTION OF DIRECTORS	8
CORPORATE GOVERNANCE	11
CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS	16
BOARD AND COMMITTEE INFORMATION	17
PROPOSAL TWO: RATIFICATION, BY NON-BINDING ADVISORY VOTE, OF THE APPOINTMENT OF ADIENT’S INDEPENDENT AUDITOR FOR FISCAL YEAR 2018 AND AUTHORIZATION, BY BINDING VOTE, OF THE BOARD, ACTING THROUGH THE AUDIT COMMITTEE, TO SET THE AUDITORS’ REMUNERATION	19
AUDIT COMMITTEE REPORT	19
PROPOSAL THREE: APPROVAL, ON AN ADVISORY BASIS, OF ADIENT’S NAMED EXECUTIVE OFFICER COMPENSATION	22
COMPENSATION COMMITTEE REPORT	23
COMPENSATION DISCUSSION AND ANALYSIS	23
NON-EMPLOYEE DIRECTOR COMPENSATION	47
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	48
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	49
OTHER MATTERS AT THE ANNUAL GENERAL MEETING	49

PROXY STATEMENT

The Board of Directors (the “Board”) of Adient plc, an Irish public limited company (“Adient”), is soliciting proxies for our 2018 Annual General Meeting of Shareholders (“Annual General Meeting”). You are receiving a proxy statement because you own Adient ordinary shares that entitle you to vote at the Annual General Meeting. By use of a proxy you can vote, whether or not you attend the Annual General Meeting. The proxy statement describes the matters we would like you to vote on and provides information on those matters so you can make an informed decision.

Securities and Exchange Commission (“SEC”) rules permit us to provide access to our proxy materials over the Internet instead of mailing printed copies of the proxy materials to each shareholder. As a result, on or about January 26, 2018, we will mail to our shareholders of record and beneficial owners as of the close of business on January 12, 2018, either a proxy statement or a Notice of Internet Availability of Proxy Materials containing instructions on how to access the proxy statement and our Annual Report on Form 10-K for fiscal year 2017 via the Internet, as well as how to vote online. Shareholders receiving a Notice of Internet Availability of Proxy Materials will not receive printed copies of the proxy materials unless requested by following the instructions included on the Notice of Internet Availability of Proxy Materials or as provided in “Questions and Answers” below.

QUESTIONS AND ANSWERS

ANNUAL GENERAL MEETING PURPOSE

Q:	What is the purpose of the Annual General Meeting?

A:	At the Annual General Meeting, shareholders will act upon or consider the matters outlined in the Notice of the 2018 Annual General Meeting of Shareholders. These include (i) the election of directors, (ii) the ratification of the appointment of PricewaterhouseCoopers LLP as Adient’s independent auditor for fiscal year 2018, (iii) the approval, on an advisory basis, of named executive officer compensation and (iv) the receipt and consideration of Adient’s Irish Statutory Accounts for the fiscal year ended September 30, 2017 and the reports of the directors and auditors thereon and to review the affairs of Adient.

VOTING

Q:	Who can vote?

A:	If you held ordinary shares of Adient, CUSIP No. G0084W 101, as of the close of business on January 12, 2018, then you are entitled to one vote per share on each proposal at the Annual General Meeting.

Q:	How can shareholders request paper copies of the proxy materials?

A:	As noted above, shareholders may be receiving a Notice of Internet Availability of Proxy Materials instead of printed copies of the proxy materials. Shareholders may request that paper copies of the proxy materials, including an annual report, proxy statement and proxy card, be sent to them without charge by:

•	visiting www.proxyvote.com;

•	e-mailing sendmaterial@proxyvote.com with your personal 16-digit control number in the subject line; or

•	calling 1-800-579-1639.

When making a request, please have your personal 16-digit control number available; that control number was included in the Notice of Internet Availability of Proxy Materials. To ensure timely delivery of the proxy materials before the Annual General Meeting, any request should be made no later than February 27, 2018.

Q:	What are the voting recommendations of the Board and what are the voting standards?

A:

Voting Item	The Board’s Voting Recommendations	Voting Standard to Approve Proposal (assuming a quorum is present)	Treatment of Abstentions and Broker Non-Votes
1. Election of Directors	“FOR” each nominee	Majority of Votes Cast: Votes that shareholders cast “for” must exceed the votes that shareholders cast “against”	Not counted as votes cast and therefore have no effect
2. Ratification of Adient’s Independent Auditor and Authorization of the Board, acting through the Audit Committee, to Set Auditors’ Remuneration	“FOR”	Majority of Votes Cast: Votes that shareholders cast “for” must exceed the votes that shareholders cast “against”	Abstentions are not counted as votes cast and therefore have no effect; brokers may vote without instruction on this proposal
3. Advisory Approval of Named Executive Officer Compensation*	“FOR”	Majority of Votes Cast: Votes that shareholders cast “for” must exceed the votes that shareholders cast “against”	Not counted as votes cast and therefore have no effect

* Because this shareholder vote is advisory, it will not be binding on the Board or Adient. However, the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation.

There is no requirement under Irish law that Adient’s Irish Statutory Accounts for the fiscal year ended September 30, 2017 or the related directors’ and auditor’s reports thereon be approved by the shareholders, and no such approval will be sought at the Annual General Meeting.

Q:	How do I vote?

A:	There are four ways to vote:

•	by Internet at www.proxyvote.com;

•	by toll-free telephone at 1-800-690-6903;

•	by completing and mailing your proxy card if you received a copy by mail; or

•	by written ballot at the Annual General Meeting.

We encourage you to vote by Internet because it is the most cost-effective voting method. If you vote by Internet or by telephone, your electronic vote authorizes the named proxies in the same manner as if you signed, dated and returned a proxy card by mail.

Q:	Why is it important for me to vote?

A:	If you do not vote, then your shares may not be represented at the Annual General Meeting. This may result in matters not receiving the number of votes necessary for their approval. Further, as discussed below, if you own shares in “street name” and do not vote, your broker may not be able to vote your shares in its discretion on most proposals if you do not provide voting instructions to your broker.

Q:	What is the quorum requirement of the Annual General Meeting?

A:	A majority of the ordinary shares issued and outstanding as of the close of business on the record date of January 12, 2018 constitutes a quorum for voting at the Annual General Meeting. On the record date, 93,351,957 ordinary shares were issued and outstanding and entitled to vote at the Annual General Meeting. If you vote (or if a plan trustee votes your shares for you), or attend the Annual General Meeting in person (even if you do not vote), then your shares will be part of the quorum. Abstentions and “broker non-votes” will be counted as present for purposes of determining whether there is a quorum in respect of the proposals.

Q:	What is a “broker non-vote”?

A:	A “broker non-vote” occurs when a broker, bank or other nominee holding shares on behalf of a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

Q:	When are brokers permitted to vote your shares?

A:	Under New York Stock Exchange (“NYSE”) rules, if you do not provide voting instructions to your broker, then your broker is only permitted to vote on your behalf on “routine” matters, such as Proposal Two, the ratification of our independent auditor and approval of the auditors’ remuneration. Under these NYSE rules, without your voting instructions your broker is not permitted to vote your shares on “non-routine” matters, such as director elections, executive compensation matters (including the advisory vote relating to named executive officer compensation) and corporate governance proposals.

Q:	What is an “abstention” and how would it affect the vote?

A:	An “abstention” occurs when a shareholder sends in a proxy with explicit instructions to decline to vote regarding a particular matter. An abstention with respect to Proposal One is neither a vote cast “for” a nominee nor a vote cast “against” the nominee and, therefore, will have no effect on the outcome of the vote. Similarly, abstentions with respect to Proposals Two and Three will have no effect on the outcome of the vote.

Q:	What is the effect of not voting?

A:	It depends on how your share ownership is registered. If you:

•	Own shares in “street name” through a broker, bank or other nominee and you do not vote: For all proposals that shareholders will consider at the Annual General Meeting, other than Proposal Two, if you own shares in “street name” and do not direct your broker how to vote your shares on the proposals, the result is a “broker non-vote.” We believe that Proposal Two — ratification of our independent auditor and authorization of the Board, acting through the Audit Committee, to set the auditors’ remuneration — is a routine matter on which brokers can vote on behalf of their clients if clients do not furnish voting instructions. However, we believe the remaining proposals are non-routine matters and your broker cannot vote your shares for which you have not provided voting instructions. “Broker non-votes” will not impact Proposals One and Three.

•	Own shares that are directly registered in your name and you do not vote: In this case, your unvoted shares will not be represented at the Annual General Meeting and will not count toward the quorum requirement. Your unvoted shares will not impact any of the proposals.

•

Own shares through one of our retirement or employee savings and investment plans (such as a 401(k) plan) for which you do not direct the trustee to vote your shares: In this case, the trustee will vote the shares credited to your account on all of the proposals in the same proportion as the voting of shares for which the trustee receives direction from other participants. The trustee will vote the shares in this manner if the trustee does not receive your voting directions by March 7, 2018.

•	Sign and return a proxy card for your shares, but you do not indicate a voting direction: In this case, the shares you hold will be voted “for” each of the director nominees listed in Proposal One, “for” Proposals Two and Three and at the discretion of the persons named as proxies upon such other matters that may properly come before the Annual General Meeting or any adjournments thereof.

Q:	Can I change my vote?

A:	Yes. You can change your vote or revoke your proxy any time before the Annual General Meeting by:

•	entering a new vote by Internet or phone;

•	returning a later-dated proxy card;

•	giving written notice of revocation to the Office of the Secretary at Adient plc, 49200 Halyard Drive, Plymouth, Michigan 48170; or

•	completing a written ballot at the Annual General Meeting.

Q:	Is my vote confidential?

A:	Yes. Proxies and ballots that identify the votes of individual shareholders are kept confidential from Adient’s management and directors. Only Broadridge Financial Solutions, Inc. (“Broadridge”), as the proxy tabulator and Inspector of Election, has access to the ballots, proxy cards and voting instruction forms. Broadridge will disclose information taken from the ballots, proxy cards and voting instruction forms only in the event of a proxy contest or as otherwise required by law.

Q:	Who will count the votes?

A:	We have retained Broadridge to tabulate the votes and act as Inspector of Election. Information about Broadridge is available at www.broadridge.com. Broadridge will use an automated system to tabulate the votes.

Q:	What does it mean if I get more than one request to vote?

A:	It means your shares are held in more than one account, such as two brokerage accounts, or you hold both registered and “street name” shares. You should vote the shares on all of your proxy cards or voting instructions provided to you in the Notice of Internet Availability of Proxy Materials using one of the four ways to vote. We encourage you to have all of your shares registered in the same name and address. Registered shareholders may do this by contacting our transfer agent, Wells Fargo Bank, N.A., toll-free at 1-866-927-3880, while shareholders who own their shares in “street name” (through a broker, bank or nominee) should contact their broker.

Q:	If more than one shareholder lives in my household and I receive a paper copy of this proxy statement, how can I obtain an extra copy of the proxy statement?

A:

If you own your shares in “street name” (through a broker, bank or nominee), your broker, bank or nominee may deliver a single set of proxy materials to any household at which two or more shareholders reside unless we have received prior instructions to the contrary. This procedure, referred to as householding, reduces the volume of duplicate materials shareholders receive and reduces mailing expenses. Upon written or oral request, shareholders may revoke their consent to future householding mailings, or enroll in householding, by contacting their broker, bank or nominee. Alternatively, you may request a separate set of proxy materials for the Annual General Meeting by contacting our fulfillment center at 1-800-579-1639. The materials will be promptly delivered to you at no cost. You may also access the proxy statement and annual report online at www.materials.proxyvote.com/G0084W.

Q:	Why did I receive a notice regarding the Internet availability of the proxy materials instead of a paper copy of the proxy materials?

A:	We are taking advantage of SEC rules that allow us to make the proxy materials available to shareholders via the Internet. As a result, we are mailing a Notice of Internet Availability of Proxy Materials, rather than a full paper set of the proxy materials, to many of our shareholders. This Notice includes instructions on how to access our proxy materials by the Internet, as well as instructions on how shareholders may obtain a paper copy of the proxy materials by mail or a printable copy electronically. Shareholders who have affirmatively requested electronic delivery of our proxy materials will receive instructions via e-mail regarding how to access these materials electronically. All other shareholders, including shareholders who have previously requested to receive a paper copy of the materials, will receive a full paper set of the proxy materials by mail. This distribution process saves us the cost of printing and mailing documents and reduces the impact of the Annual General Meeting on the environment.

Q:	How can I access the proxy materials over the Internet?

A:	You can access the proxy statement and the Annual Report to Shareholders in the “Investors Relations” section of our website at investors.adient.com/financial-information/sec-filings. We do not use software that identifies visitors accessing our proxy materials on our website.

Q:	How can I elect to receive proxy materials for future Annual General Meetings electronically?

A:	If you wish to contribute to our sustainability efforts by electing to receive proxy materials for future Annual General Meetings electronically, please visit www.proxyvote.com and follow the enrollment instructions. You will need the 16-digit control number printed in the box marked by the arrow located on the proxy card or as provided in the Notice of Internet Availability of Proxy Materials. Your election to access proxy materials electronically will remain in effect until you revoke it.

ANNUAL GENERAL MEETING ATTENDANCE

Q:	Who can attend the Annual General Meeting?

A:	All shareholders as of the close of business on January 12, 2018 can attend the Annual General Meeting. Seating at the Annual General Meeting, however, is limited. To accommodate as many shareholders as possible, we will not be able to allow non-shareholder guests to attend the Annual General Meeting.

Q:	What do I need to do to attend the Annual General Meeting?

A:	To be admitted into the Annual General Meeting, please follow these instructions:

•	if shares you own are registered in your name or if you own shares through one of our retirement or employee savings and investment plans, bring your proof of ownership of our ordinary shares and a form of identification; or

•	if a broker or other nominee holds your shares, bring proof of your ownership of our ordinary shares through such broker or nominee and a form of identification.

PROXY SOLICITATION COST

Q:	How much did this proxy solicitation cost?

A:	We will primarily solicit proxies by mail, and we will cover the expense of such solicitation. Georgeson Inc. will help us solicit proxies from all brokers and nominees at a cost to us of $12,000 plus expenses. Our officers and employees may also solicit proxies for no additional compensation. We may reimburse brokers or other nominees for reasonable expenses that they incur in sending these proxy materials to you if a broker or other nominee holds your shares.

2019 SHAREHOLDER PROPOSALS

Q:	How do I recommend or nominate someone to be considered as a director for the 2019 Annual General Meeting of Shareholders?

A:	You may recommend any person as a candidate for director for the 2019 Annual General Meeting of Shareholders (the “2019 Annual General Meeting”) by writing to the Office of the Secretary at Adient plc, 49200 Halyard Drive, Plymouth, Michigan 48170. The Corporate Governance Committee reviews all submissions of recommendations from shareholders. The Corporate Governance Committee will determine whether the candidate is qualified to serve on our Board by evaluating the candidate using the criteria contained under the “Director Criteria and Qualifications” section of our Corporate Governance Guidelines, which is discussed in the “Corporate Governance — Director Nominee Selection and Evaluation” section of this proxy statement. If the Corporate Governance Committee believes that a recommended candidate is qualified to serve on our Board, then the Corporate Governance Committee may either recommend the candidate to the Board for nomination by the Board for election by the shareholders at the 2019 Annual General Meeting or recommend the candidate to the Board for appointment to fill a vacancy on the Board.

A shareholder who intends to nominate any person for director must comply with the requirements set forth in our Articles of Association and applicable law. Among other things, a shareholder must give us timely written notice of the intent to nominate. To be considered timely for the 2019 Annual General Meeting, the notice must be received between November 12, 2018 and December 12, 2018. The notice must include all of the information required by our Articles of Association and applicable law including, but not limited to, a shareholder’s intention to nominate a person as a director and the candidate’s name, biographical data, and qualifications, as well as the written consent of the person to be named in our proxy statement as a director nominee and to serve as a director. Under our Articles of Association, the nominee must also timely deliver to our Secretary a written questionnaire with respect to the background and qualification of such individual and a written representation and agreement (in the form provided by the Secretary), as well as submit to a formal background check. Our Articles of Association also provide proxy access rights that permit eligible shareholders to nominate candidates for election to the Board in our proxy statement. Eligible shareholders who wish to nominate a proxy access candidate must follow the procedures described in our Articles of Association.

Q:	How can I submit a Rule 14a-8 shareholder proposal to be included in Adient’s proxy materials for the 2019 Annual General Meeting?

A:	Pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended (“Rule 14a-8”), we must receive shareholder proposals that are intended to be included in our proxy materials for the 2019 Annual General Meeting by September 28, 2018 to consider them for inclusion in our proxy materials for the 2019 Annual General Meeting. A shareholder submitting a proposal under Rule 14a-8 should send it to us addressed to Adient plc, Attn: Office of the Secretary, 49200 Halyard Drive, Plymouth, Michigan 48170. A Rule 14a-8 proposal must meet the applicable SEC rules and regulations governing such proposals.

Q:	What are the requirements for proposing business other than by a Rule 14a-8 shareholder proposal at the 2019 Annual General Meeting?

A:	A shareholder who intends to propose business at the 2019 Annual General Meeting (other than pursuant to Rule 14a-8) must comply with the requirements set forth in our Articles of Association. Adient’s Secretary must receive written notice of a shareholder’s intent to propose business to be brought before the 2019 Annual General Meeting (other than pursuant to Rule 14a-8) no sooner than November 12, 2018 and no later than December 12, 2018.

If we receive the notice after December 12, 2018, then we will consider the notice untimely and we will not be obligated to present the proposal at the 2019 Annual General Meeting. If the Board chooses to present a proposal that a shareholder submits (other than under Rule 14a-8) at the 2019 Annual General Meeting, then the persons named in the proxies that the Board requests for the 2019 Annual General Meeting may exercise discretionary voting power with respect to the proposal.

CORPORATE GOVERNANCE MATTERS

Q:	Where can I find Corporate Governance materials for Adient?

A:	We have provided the Audit Committee Charter, Compensation Committee Charter, Corporate Governance Committee Charter, Executive Committee Charter, Lead Director Charter, Corporate Governance Guidelines, Ethics Policy, Insider Trading Policy and Related Party Transactions Policy on our website at investors.adient.com/corporate-governance/governance-documents. Our SEC filings (including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and Section 16 trading reports) are available at investors.adient.com/financial-information/sec-filings.

The Ethics Policy is applicable to the members of the Board and to all of our directors, officers and employees, including, but not limited to, the principal executive officer, principal financial officer, principal accounting officer or controller, or any person performing similar functions. Any amendments to or waivers of the Ethics Policy that the Board approves will be disclosed on our website. However, we are not including the information contained on our website as part of, or incorporating it by reference into, this proxy statement.

Q:	How can I obtain Corporate Governance materials for Adient if I do not have access to the Internet?

A:	You may receive a copy of our Corporate Governance materials free of charge by:

•	contacting Shareholder Services at 1-844-321-4326; or

•	writing to Adient plc, Attn: Shareholder Services, 833 East Michigan Street, Suite 1100, Milwaukee, Wisconsin 53202.

Q:	What is the process for reporting possible violations of Adient’s policies?

A:	Possible violations of our policies may be anonymously reported by calling 1-855-409-0184 in the U.S. and Canada. Toll-free telephone numbers and instructions in most local languages can be found at adient.ethicspoint.com. Reports of possible violations of the Ethics Policy may also be made to Cathleen A. Ebacher, our Vice President, General Counsel and Secretary, at cathy.ebacher@adient.com, or to the attention of Ms. Ebacher at 49200 Halyard Drive, Plymouth, Michigan 48170.

Reports of possible violations of the Ethics Policy by our executive officers or of our financial or accounting policies may be made to the Chair of the Audit Committee. Reports of such possible violations may be sent to the attention of the Chair of the Audit Committee at 49200 Halyard Drive, Plymouth, Michigan 48170.

Q:	How do I obtain more information about Adient?

A:	To obtain additional information about Adient, you may contact Shareholder Services by:

•	calling 1-844-321-4326;

•	e-mailing Shareholder.Services@adient.com;

•	visiting the website at www.adient.com; or

•	writing to Adient plc, Attn: Shareholder Services, 833 East Michigan Street, Suite 1100, Milwaukee, Wisconsin 53202.

Q:	Is the proxy statement available online?

A:	Yes, in addition to being posted on www.materials.proxyvote.com/G0084W, we have also provided the proxy statement on our website at investors.adient.com/financial-information/sec-filings.

PLEASE VOTE. YOUR VOTE IS VERY IMPORTANT.

Promptly returning your proxy card or voting via telephone or the

Internet will help to reduce the cost of this solicitation.

PROPOSAL ONE:

ELECTION OF DIRECTORS

Our Articles of Association state the Board may be comprised of not less than two nor more than twelve members with the exact number determined by resolution of the Board. The current size of the Board is seven members.

At the Annual General Meeting, all directors will be elected to hold office for a term expiring at the end of the next Annual General Meeting or until their successors have been elected and qualified, or until the director’s earlier retirement. In order to be elected as a director, each nominee must be appointed by an ordinary resolution and each must receive the affirmative vote of a majority of the votes cast by the holders of ordinary shares represented at the Annual General Meeting in person or by proxy. Under Adient’s Articles of Association, if a director nominee does not receive a majority of the votes cast, he or she will cease to hold office at the close of the Annual General Meeting.

For further information regarding the Board, please see the “Corporate Governance” section of this proxy statement. The following biographies summarize the experiences, qualifications, attributes, and skills that qualify our director nominees and continuing directors to serve as directors of Adient. The Board believes each of our directors possesses certain personal traits that are essential for a competent, well-functioning Board, such as candor, integrity, sound business judgment and vision, and collegiality.

DIRECTOR NOMINEES

There are seven nominees for election to the Board at this Annual General Meeting. Each of the seven nominees, if elected, will serve until the 2019 Annual General Meeting or until his or her successor has been duly elected and qualified. The Corporate Governance Committee has recommended, and the Board has selected, the following director nominees for election, all of whom are current directors of Adient.

John M. Barth	Director since 2016 Age 71

Retired Chairman and Chief Executive Officer of Johnson Controls, Inc. (a global diversified technology and industrial company). Mr. Barth serves as Adient’s Lead Director. Mr. Barth was the Chairman of Johnson Controls from 2004 to 2007 and Chief Executive Officer from 2002 to 2007. Mr. Barth joined Johnson Controls in 1969 and held a number of leadership roles in the company prior to his appointment as Chief Executive Officer, including service as Chief Operating Officer from 1998 to 2002 and head of the automotive business from 1992 to 1998.

Mr. Barth brings to the Board his extensive business and leadership experience and global customer knowledge and relationships in the automotive industry, which enables him to provide guidance to our management and contribute insights into Adient’s strategy and operations.

Julie L. Bushman	Director since 2016 Age 56

Executive Vice President, International Operations of 3M Company (a diversified technology company) since 2017. Ms. Bushman served as Senior Vice President, Business Transformation and Information Technology from 2013 to 2017, as Executive Vice President Safety & Graphics Business of 3M from 2012 to 2013, as Executive Vice President Safety, Security and Protection Services Business of 3M from 2011 to 2012, as Vice President and General Manager, Occupational Health and Environmental Safety Division of 3M from 2007 to 2011, and as Division Vice President, Occupational Health and Environmental Safety Division of 3M from 2006 to 2007. Ms. Bushman previously served as a director of Johnson Controls, Inc. until September 2016.

Ms. Bushman brings to the Board manufacturing and technical expertise, management and information technology experience, and global business experience from her roles in the management of different 3M Company departments and divisions.

Raymond L. Conner	Director since 2016 Age 62

Retired Vice Chairman, The Boeing Company (an aerospace, commercial jetliners, and military defense systems company). Mr. Conner served as Vice Chairman of The Boeing Company from 2013 to 2017 and as President and Chief Executive Officer of Boeing Commercial Airplanes from 2012 to 2016. From 2012 to 2013, Mr. Conner was Executive Vice President of The Boeing Company, and from 2011 to 2012, he led Sales, Marketing and Commercial Aviation Services for Boeing Commercial Airplanes. From 2008 to 2011, Mr. Conner was vice president and general manager of Supply Chain Management and Operations for Boeing Commercial Airplanes. Mr. Conner served as vice president of Sales for Commercial Airplanes for Boeing Commercial Airplanes from 2007 to 2008 and as vice president of Sales for the Americas for Boeing from 2003 to 2007. Mr. Conner held other positions of increasing responsibility since joining The Boeing Company in 1977. Mr. Conner previously served as a director of Johnson Controls, Inc. until September 2016.

Mr. Conner brings to the Board his extensive manufacturing and technical expertise, global leadership experience, and insight into government affairs from his executive roles at Boeing.

Richard Goodman	Director since 2016 Age 69

Retired senior finance executive, PepsiCo, Inc. (a global food and beverage company). Mr. Goodman serves as a director and as the chair of the Audit Committee and member of the Nominating and Governance Committee of Kindred Healthcare, Inc., chair of the Audit Committee and member of the Compensation and Benefits Committee of The Western Union Company and chair of the Audit Committee of Toys “R” Us (not publicly-traded). Mr. Goodman previously served as a director of Johnson Controls, Inc. until September 2016. Mr. Goodman served as Executive Vice President of Global Operations, PepsiCo from 2010 through 2011 and as Chief Financial Officer of PepsiCo from 2006 to 2010. Prior to 2006, he served in a variety of senior financial positions at that company, including CFO of PepsiCo International, CFO of PepsiCo Beverages International, and General Auditor. Mr. Goodman joined PepsiCo in 1992, having previously worked with W.R. Grace in a variety of global senior financial roles.

Mr. Goodman brings to the Board years of financial management, risk management, and auditing expertise from his various positions at PepsiCo and W.R. Grace as well as valuable experience in mergers and acquisitions, investment, and corporate finance he possesses from his many years of service at large, international corporations. Mr. Goodman also brings to the Board his experience of serving as a director of other global public companies.

Frederick A. Henderson	Director since 2016 Age 59

Retired Chairman and Chief Executive Officer of SunCoke Energy, Inc. (a producer of coke, a principal raw material in the blast furnace steelmaking process) and of SunCoke Energy Partners GP LLC (the general partner of SunCoke Energy Partners L.P., the publicly-traded master limited partnership of which SunCoke Energy, Inc. is a sponsor, and a coke producer and coal handling and mixing service company). Mr. Henderson served as Chairman and Chief Executive Officer of SunCoke Energy, Inc. and SunCoke Energy Partners GP LLC from 2011 to 2017 and 2013 to 2017, respectively. He served as a Senior Vice President of Sunoco, Inc. from 2010 until SunCoke’s initial public offering in July 2011. During 2010, Mr. Henderson was also a consultant for General Motors and AlixPartners. He was President and Chief Executive Officer of General Motors during 2009 and President and Chief Operating Officer of General Motors from 2008 to 2009. He was previously Vice Chairman and Chief Financial Officer of General Motors from 2006 to 2008. Mr. Henderson is a director of Marriott International, Inc. where he serves as chair of the Audit Committee. Mr. Henderson previously served as a director of Compuware Corp. and chair of its Audit Committee until 2014.

Mr. Henderson brings to the Board his extensive global senior management experience in the automotive and other manufacturing industries. In addition, he is an experienced senior-level executive, with general operations, manufacturing and marketing experience, as well as senior-level strategic planning, business development, financial expertise, managerial, management development and compensation and health, environment and safety experience.

R. Bruce McDonald	Director since 2016 Age 57

Chairman and Chief Executive Officer of Adient since October 2016. Mr. McDonald was Executive Vice President, Vice Chairman of Johnson Controls, Inc. from 2014 to October 2016. He was Chief Financial Officer of Johnson Controls from 2005 to 2014 and Executive Vice President since 2006. Mr. McDonald joined Johnson Controls in 2001 as Vice President, Corporate Controller. Prior to joining Johnson Controls, Mr. McDonald held a variety of operational and financial positions at TRW, LucasVarity Automotive and Varity Corporation. Mr. McDonald is a Chartered Accountant and a Certified Public Accountant. Mr. McDonald has served on the board of Dana Incorporated since 2014, where he serves as chair of the Audit Committee and a member of the Compensation Committee.

Mr. McDonald’s extensive experience and knowledge of Adient and its products and services, gained from more than fifteen years of service in a wide range of Johnson Controls’ leadership positions, enables him to provide meaningful input and guidance to Adient’s Board and management team. Mr. McDonald brings to the Board a broad strategic vision for Adient, and, as the only Adient executive serving on the Board, is able to offer valuable insights into Adient’s day-to-day operations and business affairs. Mr. McDonald also brings deep relationships with customers and key joint venture partners.

Barb J. Samardzich	Director since 2016 Age 59

Retired Vice President and Chief Operating Officer, Ford of Europe GmbH (an automotive and mobility company). Ms. Samardzich served in this role from 2013 to October 2016. She served as Vice President, Product Development, Ford of Europe GmbH from 2011 to 2013. She also served as Vice President, Global Product Programs, Ford of Europe GmbH in 2011 and Vice President, Powertrain Engineering, Ford of Europe GmbH from 2005 to 2010. Before 2010, she held several key leadership roles in Ford’s Product Development organization and served in a variety of positions in Ford’s Powertrain Engineering organization. Prior to joining Ford in 1990, Ms. Samardzich worked as a thermal design engineer in Westinghouse Electric’s nuclear fuels division. Ms. Samardzich is also a director of AB SKF (listed on the Stockholm Stock Exchange), BRP, Inc. (listed on the Toronto Stock Exchange) and Velodyne LiDAR (not publicly-traded). Ms. Samardzich previously served as a director of MTS Systems Corporation and on its Compensation Committee until 2017.

Ms. Samardzich brings to the Board her extensive experience and knowledge of global automotive company operations issues, including manufacturing, quality, product development, purchasing, sustainability, environmental and safety engineering. In addition, she is an experienced senior leader in the automotive industry.

RECOMMENDATION OF THE BOARD:

THE BOARD RECOMMENDS YOU VOTE “FOR” THIS PROPOSAL.

CORPORATE GOVERNANCE

Separation from Johnson Controls International plc

On October 31, 2016, we became an independent company as a result of the distribution by Johnson Controls International plc (“Johnson Controls” or “JCI”), by means of a dividend in specie, of its automotive seating and interiors business to the Johnson Controls shareholders and the issuance of ordinary shares of Adient to holders of Johnson Controls ordinary shares on a pro rata basis. Each Johnson Controls shareholder received one Adient ordinary share on October 31, 2016 for every ten ordinary shares of Johnson Controls held as of the close of business on October 19, 2016, the record date for the distribution. Adient was incorporated under the laws of Ireland on June 24, 2016 as a private limited company, but was re-registered as an Irish public limited company prior to the distribution. Adient’s Registration Statement on Form 10 was declared effective by the SEC on September 29, 2016. Adient’s ordinary shares began “regular-way” trading under the ticker symbol “ADNT” on the NYSE on October 31, 2016. For additional information, please see Adient’s Information Statement, which is attached as Exhibit 99.1 to our Current Report on Form 8-K filed with the SEC on October 3, 2016.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines that provide a framework for the effective governance of Adient. These guidelines address matters such as the Board’s duties, director independence, director responsibilities, Board structure and operation, director criteria and qualifications, Board succession planning, Board compensation, management evaluation and development, Board orientation and training, Lead Director responsibilities, and Adient’s Ethics Policy. The Corporate Governance Committee regularly reviews developments in corporate governance and updates the Corporate Governance Guidelines and other governance materials as it deems necessary and appropriate.

Board Leadership Structure

The Board’s leadership structure includes a combined Chair and Chief Executive Officer (“CEO”) role with a strong, independent nonexecutive lead director.

We believe that the Board benefits from combining the roles of Chair and CEO because of the importance of in-depth, industry-specific knowledge and a thorough understanding of Adient’s business environment and risk management practices in setting agendas and leading the Board’s discussions. Combining the roles also provides a clear leadership structure for the management team and serves as a vital link between management and the Board. This allows the Board to perform its oversight role with the benefit of management’s perspective on Adient’s business strategy and all other aspects of the business.

The Board periodically reviews its determination to have a single individual act both as Chair and CEO.

Lead Independent Director

Adient’s Corporate Governance Guidelines provide for an independent nonexecutive director to act as Lead Director. The Lead Director is elected by the independent, non-management members of the Board, upon the recommendation of the Corporate Governance Committee. The Lead Director Charter provides that the Lead Director’s responsibilities will include, among other things:

•	Approving the Board meeting schedules to ensure there is sufficient time for discussion of all Board agenda items;

•	Approving the Board meeting agendas to ensure that topics deemed important by Adient’s independent directors are included in Board discussions and sufficient executive sessions are scheduled as needed;

•	Calling meetings of the Board’s independent directors;

•	Developing the agenda for and serving as chair of the Board’s executive sessions;

•	Serving as principal liaison between the Board’s independent directors and the Board Chair and CEO;

•	Serving as chair of Board meetings when the Board Chair is not present;

•	Approving information sent to the Board; and

•	If requested by Adient’s major shareholders, ensuring that he or she is reasonably available for consultation and direct communication.

The Lead Director also performs other duties as the Board may determine. The Lead Director provides feedback after each Board meeting to the Chair on the substance of the items presented and may make suggestions for enhancing management’s and the Board’s effectiveness.

The Board requires executive sessions of the independent directors at least twice annually. During these executive sessions, the Lead Director has the responsibility, among other things, to lead and facilitate the meeting and discussion of matters on the agenda. The Board held an executive session during each regular Board meeting in fiscal year 2017.

Board Oversight of Risk

Adient’s Board, as a whole or through its committees, oversees an enterprise-wide approach to risk management that is intended to achieve Adient’s long-term strategic and organizational objectives and enhance shareholder value. Management is responsible for the day-to-day management of the risks that Adient will face, while the Board, as a whole and through its committees, will have the responsibility for the oversight of risk management. In this risk oversight role, the Board is responsible for ensuring that the risk management framework, and any supporting processes implemented by management, are adequate and functioning as designed.

Although the Board has the ultimate oversight responsibility for the risk management process, various committees of the Board also have responsibility for risk management. The Board and its committees exercise their risk oversight function by carefully evaluating the reports they receive from management and by engaging in discussions with management regarding areas of particular interest or significance. Each of the Board committees is responsible for oversight of risk management practices for categories of top risks relevant to committee functions, which are set forth below. The Board also considers the significant risks to Adient in the course of its reviews of corporate strategy and business plans.

The following table summarizes the primary areas of risk oversight of the Board and its committees:

Board/Committee	Primary Areas of Risk Oversight
Full Board	The Board oversees matters that may present a material risk to Adient’s operations, plans, prospects or reputation, including the risks and exposures associated with significant capital expenditures, acquisitions and divestitures, management succession planning, major litigation and regulatory exposures, as well as the strategic, financial and execution risks and exposures associated with the annual operating plan and strategic plan.
Audit Committee	The Audit Committee is primarily responsible for overseeing the risks and exposures associated with Adient’s businesses. The Audit Committee Charter provides that the Audit Committee will discuss major risk exposures, including financial, operational, privacy, security, competition, and legal and regulatory risks, and the steps Adient takes and will have taken to detect, monitor and actively manage such exposures. The Audit Committee will also conduct a review with Adient’s General Counsel of any material legal, compliance, and regulatory matters that could have a material impact on Adient’s financial statements or Adient’s business, including material notices to or inquiries received from governmental agencies.
Corporate Governance Committee	The Corporate Governance Committee reviews the risks and exposures relating to Adient’s corporate governance, director independence, conflicts of interest, ethics and compliance, and director candidate and succession planning programs and policies.
Compensation Committee	The Compensation Committee oversees the risks and exposures associated with leadership assessment, management succession planning, recruiting, retention and director and executive compensation programs and arrangements, including Adient’s incentive plans.

Management’s Role in Risk Oversight. Adient’s management supports the Board and its committees in Adient’s enterprise-wide approach to risk management. Adient has embedded an enterprise risk management, or ERM, program across its core business, which is aligned with initiatives that involve the Audit Committee, executive management and other personnel. The ERM framework has been designed to identify, assess, prioritize, and manage major risk exposures that could affect Adient’s ability to execute on its corporate strategy and fulfill its business objectives. The ERM program has been designed to enable the Audit Committee and management to collectively review the effectiveness of Adient’s risk management practices and capabilities and Adient’s risk exposure and risk tolerance and also to elevate key risks to the Board.

Adient’s Vice President of Internal Audit is responsible for Adient’s internal audit function and supports Adient’s enterprise-wide risk management framework through risk assessment, monitoring, and reporting. The Vice President of Internal Audit reports directly to the Audit Committee, and the Audit Committee reviews and evaluates the Vice President of Internal Audit’s appointment, compensation, and performance. The Vice President of Internal Audit facilitates the Audit Committee’s review and approval of the internal audit plan and provides regular reporting on audit activities. In addition, through consultation with management, the Vice President of Internal Audit periodically assesses the major risks facing Adient and coordinates with the members of management responsible for such risks.

The executive responsible for managing a particular risk may also be required to report to the Audit Committee on how the risk is being managed and the progress towards any agreed-upon risk mitigation goals.

Board Independence

The Board annually determines the independence of each director and nominee for election as a director based on a review of the information provided by the directors and the executive officers as well as a survey by Adient’s legal and finance departments. The Board makes these determinations under the NYSE Listed Company Manual’s independence standards and Adient’s Corporate Governance Guidelines.

Following such evaluation, the Board affirmatively determined by resolution that the following directors are independent: John M. Barth, Julie L. Bushman, Raymond L. Conner, Richard Goodman, Frederick A. Henderson and Barb J. Samardzich. When making the Board’s director independence determinations, the Board was aware of, and specifically considered, the relationships listed below. All the business relationships noted below were entered into on standard pricing and terms as arose in the ordinary course of our business. The amounts involved in each relationship did not exceed the greater of $1 million or 2% of either company’s consolidated gross revenues. As a result, each qualified under a categorical standard of independence that the Board previously approved, and therefore, none of the relationships were deemed to be a material relationship that impaired the director’s independence.

Director	Organization	Director’s Relationship to Organization	Type of Transaction, Relationship or Arrangement	Does the amount exceed the greater of $1 million or 2% of either company’s gross revenues?
Julie L. Bushman	3M Company and its subsidiaries and affiliates	Executive Officer (Executive Vice President)	Business Relationship (Routine)	No
Raymond L. Conner	The Boeing Company and its subsidiaries and affiliates	Retired Executive Officer (Vice Chairman)	Business Relationship (Routine)	No

Board Succession Plan

The Board succession plan is generally outlined in the Corporate Governance Committee Charter and Corporate Governance Guidelines to maintain effective shareholder representation. As part of the Board’s succession planning, the Board will regularly review the composition of the Board and assesses the balance of knowledge, experience, skills, expertise, tenure and diversity that is appropriate for the Board as a whole.

Board, Committee and Director Evaluations

Each year, the Board will conduct an evaluation of itself, the Board committees, and, as discussed below, each director to determine their respective effectiveness. The Corporate Governance Committee determines annually the manner of these evaluations to ensure that the Board and its committees receive accurate and insightful information.

Attendance at Annual General Meetings

The Board expects all directors to attend the annual general meetings of shareholders. Directors may attend the meeting by any means permitted under applicable law.

Shareholder / Other Interested Party Communication with the Board

Adient encourages shareholders and other interested parties to communicate with its directors. Adient’s Corporate Governance Guidelines provide for general communications to the Board or any individual Board member to be sent to c/o Adient, Attn: Office of the Secretary, 49200 Halyard Drive, Plymouth, Michigan 48170. The Adient Secretary’s office will open and screen these communications for security purposes and for relevance in the directors’ capacities as directors.

Shareholder communications may also be sent directly to the Lead Director, John M. Barth. Shareholders may send communications to his attention at c/o Adient, Attn: Lead Director, 49200 Halyard Drive, Plymouth, Michigan 48170. In addition, the Lead Director Charter provides that at the request of a major shareholder, Adient’s Lead Director will make himself reasonably available for consultation and direct communication.

Director Nominee Selection and Evaluation

The Corporate Governance Committee develops criteria and qualifications for directors and director candidates that the Board will review and approve annually. The Corporate Governance Committee has a process under which it identifies and evaluates all director candidates properly nominated as required by Adient’s Corporate Governance Guidelines. The Corporate Governance Committee will consider nominee recommendations from a variety of sources, including nominees recommended by shareholders. The Corporate Governance Committee might, from time to time, retain an executive search firm for a fee to help facilitate the identification, screening and interview process of director nominees. The Corporate Governance Committee expects that qualified candidates will have high-level managerial experience in a relatively complex organization or be accustomed to dealing with complex problems, and will be able to represent the interests of the shareholders as a whole rather than special interest groups or constituencies.

The Corporate Governance Committee uses the following criteria, among others, to evaluate any director candidate’s capabilities to serve as a member of the Board: board attendance and engagement, independence, other time demands (including service on other boards), and potential or apparent conflicts (such as relationships with one of Adient’s competitors, key suppliers or key customers). In addition, the Corporate Governance Committee examines the following qualifications, among others, to identify and evaluate director candidates: industry sector experience and expertise (such as automotive, industrial manufacturing, technology or engineering); functional experience and expertise (such as whether the director candidate is a current chief executive officer or chief financial officer or possesses financial acumen, has operational experience, has international exposure, has experience or expertise in mergers and acquisitions, information technology strategy or engineering/product development); and the diversity of the director candidate. The Corporate Governance Committee also reviews the qualifications of any candidate with those of current directors to determine coverage and gaps in experience in related industries and functional areas. The Corporate Governance Committee will consider the criteria and qualifications noted above in selecting nominees for directors, including members from diverse backgrounds and perspectives who combine a broad spectrum of experience and expertise.

The Corporate Governance Committee is also responsible for developing a process and form of evaluation for use in evaluating director nominees and conducting such an evaluation prior to any director’s nomination for reelection to serve on the Board, and will do so prior to future annual general meetings.

Clawback Policy

Adient has adopted an Executive Incentive Compensation Recoupment Policy. Under the policy, the Committee requires all Section 16(b) officers of Adient elected by the Board (a “Covered Recipient”) to reimburse any incentive awards if:

•	The awards were based on the achievement of certain financial results with respect to the applicable performance period that were subsequently the subject of a material restatement, other than a restatement due to changes in accounting policy;

•	The Committee believes the Covered Recipient engaged in conduct that caused, or partially caused, the need for the restatement; and

•	A lower payment could have been made, or fewer shares delivered, to the Covered Recipient based upon the restated financial results.

If there is a material restatement of financial statements, the Committee will also seek to recover any compensation from the Chief Executive Officer and Chief Financial Officer, to the extent required under Section 304 of the Sarbanes-Oxley Act of 2002.

Ethics Policy

Adient has adopted an Ethics Policy that requires all its business activities to be conducted in compliance with laws, regulations, and ethical principles and values. All directors, officers, and employees of Adient are required to read, understand, and abide by the requirements of the Ethics Policy. The Ethics Policy is accessible on Adient’s website at investors.adient.com/corporate-governance/governance-documents. Any waiver of the Ethics Policy for directors or executive officers may be made only by the Board. Adient will disclose any amendment to, or waiver from, a provision of the Ethics Policy for the principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, on Adient’s website.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Procedures for Approval of Related Person Transactions

The Board has adopted a written policy for the review of related person transactions. For purposes of the policy, a related person transaction includes transactions in which (1) the amount involved is more than $120,000, (2) Adient is a participant, and (3) any related person has a direct or indirect material interest. The policy defines a “related person” to include directors, nominees for director, executive officers, and their respective immediate family members. Pursuant to the policy, all related person transactions must be approved by the Audit Committee or, in the event of an inadvertent failure to bring the transaction to the Audit Committee for pre-approval, ratified by the Audit Committee. In the event that a member of the Audit Committee has an interest in a related person transaction, the transaction must be approved or ratified by the disinterested members of the Audit Committee. In deciding whether to approve or ratify a related person transaction, the Audit Committee considers the following factors:

•	whether the terms of the transaction are (1) fair to Adient and (2) at least as favorable to Adient as would apply if the transaction did not involve a related person;

•	whether there are demonstrable business reasons for Adient to enter into the transaction;

•	whether the transaction would impair the independence of an outside director under Adient’s director independence standards; and

•	whether the transaction would present an improper conflict of interest for any director or executive officer, taking into account the size of the transaction, the overall financial position of the related person, the direct or indirect nature of the related person’s interest in the transaction and the ongoing nature of any proposed relationship, and any other factors the committee deems relevant.

Agreements with Johnson Controls

Following the separation and distribution on the distribution date of October 31, 2016, Adient and Johnson Controls have operated separately, each as an independent public company. Adient entered into a separation and distribution agreement with Johnson Controls, and also entered into various other agreements to effect the separation and provide a framework for its relationship with Johnson Controls after the separation, such as a transition services agreement, a tax matters agreement, an employee matters agreement and a transitional trademark license agreement. These agreements provide for the allocation between Adient and Johnson Controls of Johnson Controls’ assets, employees, liabilities and obligations (including its investments, property and employee benefits and tax related assets and liabilities) attributable to periods prior to, at and after the distribution of Adient shares and govern certain relationships between Adient and Johnson Controls after the separation and distribution. These agreements are listed as exhibits to Adient’s Annual Report on Form 10-K for our fiscal year ended September 30, 2017.

BOARD AND COMMITTEE INFORMATION

Board Structure and Meetings

The Board is currently comprised of six independent directors of seven in total. Mr. McDonald serves as our Chairman and CEO.

In fiscal year 2017, the Board held a total of five regular meetings and two special meetings. Each director attended at least 75% of the aggregate total number of Board meetings and Board committee meetings of which he or she was a member and eligible to attend.

Committee Membership as of January 26, 2018

Director	Committee
	Executive	Audit	Compensation	Corporate Governance
John M. Barth[1]	X		*
Julie L. Bushman		X	X
Raymond L. Conner			X	X
Richard Goodman	X	*
Frederick A. Henderson	X			*
R. Bruce McDonald	*
Barb J. Samardzich		X		X

1 Lead Director

* Chair of Committee

X Committee Member

Committees of the Board of Directors

Our Board has the following standing committees: an Executive Committee, an Audit Committee, a Compensation Committee, and a Corporate Governance Committee.

Executive Committee. The primary function of the Executive Committee is to exercise all of the powers of the Board when the Board is not in session, as the law permits and subject to certain limitations specified in the Executive Committee Charter. The Executive Committee did not meet during our 2017 fiscal year.

Audit Committee. The Board has a separately-designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Each Audit Committee member is independent in accordance with the rules and regulations of the NYSE and the SEC. Richard Goodman is an “audit committee financial expert” as defined by the SEC. The primary responsibilities of the Audit Committee are to:

•	Review and discuss the audited consolidated financial statements with management and Adient’s independent registered public accounting firm for inclusion of the financial statements and related disclosures in Adient’s Annual Report on Form 10-K;

•	Review and discuss with management and Adient’s independent registered public accounting firm Adient’s quarterly consolidated financial statements and disclosures and earnings press releases;

•	Review and advise the Board with respect to the effectiveness of Adient’s system for monitoring compliance with laws and regulations;

•	Review with Adient’s General Counsel legal matters that may have a material impact on the consolidated financial statements and any material reports or inquiries received from regulators or governmental agencies regarding compliance;

•	Review the activities of Adient’s Internal Audit department, the significant findings from completed audits and the actions Adient’s management is taking in response to those audits;

•	Review major financial risk exposures and management’s plans to monitor and control such exposures; and

•	Review Adient’s significant capital appropriations matters.

The Audit Committee held eight meetings during our 2017 fiscal year.

Compensation Committee. The primary responsibilities of the Compensation Committee are to:

•	Evaluate and recommend the Chief Executive Officer to the Board;

•	Recommend to the Board the selection and retention of officers and key employees;

•	Review and recommend to the Board the overall compensation program for directors, including committee member and chair retainers;

•	Review and approve compensation and compensation-related objectives for senior executives;

•	Administer and approve amendments to the executive compensation plans except for such amendments that require Board approval; and

•	Assess on an annual basis the independence of its compensation consultants, outside legal counsel, and other compensation advisers.

The Compensation Committee Charter adopted by the Board permits the committee to, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee of the committee. The Compensation Committee held five meetings during our 2017 fiscal year.

Corporate Governance Committee. The primary responsibilities of the Corporate Governance Committee are to:

•	Develop guidelines and criteria for the qualifications of directors and make related recommendations to the Board for approval;

•	Select, and recommend to the Board, qualified director candidates, including consideration of any candidates submitted by shareholders in accordance with Adient’s organizational documents;

•	Consider, and recommend to the Board, the size and composition of the Board; and

•	Develop, and recommend to the Board, standards for director independence and financial expertise.

In addition to recommending director candidates, the Corporate Governance Committee has established procedures for the oversight and evaluation of the Board, will review correspondence received from shareholders, and will review on an annual basis Adient’s Corporate Governance Guidelines to be adopted by the Board. The Corporate Governance Committee held six meetings during our 2017 fiscal year.

Compensation Committee Interlocks and Insider Participation

There are no interlocks among the Committee members and Adient.

PROPOSAL TWO:

RATIFICATION, BY NON-BINDING ADVISORY VOTE, OF THE APPOINTMENT OF ADIENT’S INDEPENDENT AUDITOR FOR FISCAL YEAR 2018 AND AUTHORIZATION, BY BINDING VOTE, OF THE BOARD, ACTING THROUGH THE AUDIT COMMITTEE, TO SET THE AUDITORS’ REMUNERATION

We ask that you ratify the appointment of PricewaterhouseCoopers LLP as our independent auditor for fiscal year 2018 and that you authorize the Board, acting through the Audit Committee, to set the auditors’ remuneration.

PricewaterhouseCoopers LLP has audited our financial statements for fiscal year 2017. The Audit Committee appointed them as our independent registered public accounting firm for fiscal year 2018.

We expect representatives of PricewaterhouseCoopers LLP to be present at the Annual General Meeting with the opportunity to make a statement if they so desire and to be available to respond to appropriate questions. If shareholders do not ratify the appointment, the adverse vote will be considered as an indication to the Audit Committee that it should consider selecting another independent auditor for the following fiscal year. Even if shareholders ratify the selection, the Audit Committee, in its discretion, may select a new independent auditor at any time during the year if it believes that such a change would be in our best interest. Authorization of the Board of Directors, acting through the Audit Committee, to set the independent auditors’ remuneration requires the affirmative vote of a majority of votes cast by the holders of ordinary shares represented at the Annual General Meeting in person or by proxy.

Accordingly, the following resolution will be submitted to our shareholders for approval at the Annual General Meeting:

RESOLVED, that the appointment of PricewaterhouseCoopers LLP as the independent auditor of Adient plc is hereby ratified and that the Board of Directors, acting through the Audit Committee, is hereby authorized to set the auditors’ remuneration.

RECOMMENDATION OF THE BOARD: THE BOARD RECOMMENDS YOU VOTE “FOR” THIS PROPOSAL.

AUDIT COMMITTEE REPORT

The Audit Committee is comprised of Mr. Goodman (Chairman), Ms. Bushman and Ms. Samardzich, all non-employee directors, and operates pursuant to a written charter ratified by the Board on November 8, 2016. The charter is available on our website at investors.adient.com/corporate-governance/governance-documents.

The Board has the ultimate authority for effective corporate governance, including the role of oversight of the management of our company. The Audit Committee’s purpose is to assist the Board in fulfilling its responsibilities by overseeing our accounting and financial reporting processes, the audits of our consolidated financial statements and internal control over financial reporting, the qualifications and performance of the independent registered public accounting firm engaged as our independent auditor, and the performance of our internal auditors. The Audit Committee relies on the expertise and knowledge of management, the internal auditors and the independent auditor in carrying out its oversight responsibilities. Management is responsible for the preparation, presentation, and integrity of our consolidated financial statements, accounting and financial reporting principles, internal control over financial reporting and disclosure controls, and procedures designed to ensure compliance with accounting standards, applicable laws, and regulations. In addition, management is responsible for objectively reviewing and evaluating the adequacy, effectiveness, and quality of our system of internal control.

The Audit Committee selects our independent registered public accounting firm for each fiscal year. Our independent registered public accounting firm, PricewaterhouseCoopers LLP, is responsible for performing an independent audit of the consolidated financial statements and for expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America. Our independent registered public accounting firm is also responsible for expressing an opinion on the effectiveness of our internal control over financial reporting. The Audit Committee monitors the independence of PricewaterhouseCoopers LLP, which includes a review of the relationships between the independent registered public accounting firm and Adient. After reviewing the relationships and discussing them with management, the Audit Committee assesses PricewaterhouseCoopers LLP’s overall relationship with Adient, as well as their objectivity and independence. Based on its review, the Audit Committee is satisfied with the auditors’ independence.

The Audit Committee fulfills its duties and responsibilities as outlined in its charter, by specifically, among other actions:

•	reviewing and discussing with management and the independent auditor our consolidated financial statements and related periodic reports filed with the SEC;

•	reviewing with management, the independent auditor and the internal auditor, management’s assessment of the effectiveness of our internal control over financial reporting, and the effectiveness of our internal control over financial reporting;

•	reviewing with the independent auditor, management and the internal auditor, as appropriate, the audit scope, and plans of both the independent auditor and internal auditor;

•	meeting in executive sessions with each of the independent auditor, management, and the internal auditor; and

•	receiving the annual letter from PricewaterhouseCoopers LLP provided to us pursuant to Public Company Accounting Oversight Board Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, confirming their independence.

The Audit Committee has reviewed and discussed with our management and independent auditor our audited consolidated financial statements and related footnotes for the fiscal year ended September 30, 2017, and the independent auditor’s report on those financial statements. Management represented to the Audit Committee that our financial statements were prepared in accordance with generally accepted accounting principles. PricewaterhouseCoopers LLP presented the matters required to be discussed with the Audit Committee by Public Company Accounting Oversight Board (“PCAOB”) Standards and SEC Regulations. This review included a discussion with management and the independent auditor about the quality (not merely the acceptability) of our accounting principles, the reasonableness of significant estimates and judgments, and the disclosures in our financial statements, including the disclosures relating to critical accounting policies. PricewaterhouseCoopers LLP also has confirmed to the Committee in writing, as required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, that, in its professional judgment, it is independent of Adient under all relevant professional and regulatory standards.

Relationship with Independent Auditors

The following table presents fees for professional services rendered to Adient by PricewaterhouseCoopers LLP for the year ended September 30, 2017. The table also presents fees for professional services rendered to Johnson Controls by PricewaterhouseCoopers LLP for the year ended September 30, 2016. Prior to the separation of Adient from Johnson Controls, Johnson Controls paid all audit, audit-related, tax and other fees of PricewaterhouseCoopers LLP. As a result, the amounts reported below for fiscal year 2016 are not necessarily representative of the fees Adient would expect to pay its auditors and their related affiliates in future years.

(amounts in 000’s)	Fiscal Year 2016	Fiscal Year 2017
Audit Fees[1]	$24,643	$11,110
Audit-Related Fees[2]	10,000	546
Tax Fees[3]	4,384	780
All Other Fees[4]	2,131	199
Total	$41,158	$12,635

1 In 2017, PricewaterhouseCoopers LLP billed Adient for professional services rendered for the audit of Adient’s annual financial statements, the audits of Adient’s internal control over financial reporting, statutory and subsidiary audits, the review of documents filed with the SEC, and certain accounting consultations in connection with the audits. In 2016, PricewaterhouseCoopers LLP billed Johnson Controls for professional services rendered for the audit of Johnson Controls annual financial statements, the audits of Johnson Controls internal control over financial reporting, statutory and subsidiary audits, the review of documents filed with the SEC, and certain accounting consultations in connection with the audits.

2 Audit related fees include: accounting consultations and audits in connection with proposed acquisitions and divestitures, audits of certain employee benefit plans’ financial statements, and, in fiscal year 2016, audits and audit related services in connection with the separation of Adient from Johnson Controls, including associated filings with the SEC.

3 Tax fees consist principally of professional services rendered by PricewaterhouseCoopers LLP for tax compliance and tax planning and advice including assistance with tax audits and appeals, and tax advice related to mergers and acquisitions.

4 All other fees primarily represent fees associated with training seminars related to accounting, finance and tax matters, information technology consulting, and other advisory services.

The Audit Committee has adopted procedures for pre-approving all audit and non-audit services provided by the independent registered public accounting firm. These procedures include reviewing a budget for audit and permitted non-audit services. The budget includes a description of and a budgeted amount for particular categories of non-audit services that are recurring in nature and, therefore, anticipated at the time the budget is submitted. Audit Committee approval is required to exceed the budget amount for a particular category of non-audit services and to engage the independent registered public accounting firm for any non-audit services not included in the budget. For both types of pre-approval, the Audit Committee considers whether such services are consistent with the SEC’s rules on registered public accounting firm independence and whether the provision of non-audit services by the independent registered public accounting firm is compatible with the firm’s independence.

The Audit Committee also considers whether the independent registered public accounting firm is best positioned to provide the most effective and efficient service, for reasons such as its familiarity with our business, people, culture, accounting systems, risk profile, and whether the services enhance Adient’s ability to manage or control risks and improve audit quality. The Audit Committee may delegate pre-approval authority to one or more members of the Audit Committee.

The Audit Committee periodically monitors the services rendered and actual fees paid to the independent registered public accounting firm to ensure that such services are within the parameters approved by the Audit Committee.

Based on its review of the discussion referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K.

Richard Goodman, Chairman

Julie L. Bushman

Barb J. Samardzich

Members, Audit Committee

PROPOSAL THREE:

APPROVAL, ON AN ADVISORY BASIS, OF ADIENT’S

NAMED EXECUTIVE OFFICER COMPENSATION

Pursuant to Section 14A of the Exchange Act, we seek your approval on an advisory basis of our executive compensation as described in the Compensation Discussion and Analysis, related compensation tables and narrative discussion. This vote is not intended to address any specific items of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies, and procedures described in this proxy statement. This vote is advisory and not binding on Adient, the Compensation Committee or the Board. However, as the vote is an expression of our shareholders’ views on a significant matter, the Compensation Committee will consider the outcome of the vote when making future executive compensation decisions.

As described in the Compensation Discussion and Analysis section, decisions regarding executive compensation are guided by our philosophy, which is built on the following principles:

•	Align the interests of executive officers with those of shareholders in a manner that does not encourage excessive risk-taking

•	Pay for performance and the achievement of strategic, financial and leadership objectives

•	Design awards to drive the achievement of strategic business objectives that increase shareholder value

•	Keep compensation competitive to attract, motivate and retain an executive team that continues to drive our success

•	Reflect business conditions and compensation practices unique to the automotive industry to ensure our executive compensation practices are appropriately competitive

We encourage shareholders to read the Compensation Discussion and Analysis, which describes our fiscal year 2017 business results, compensation program decisions, shareholder outreach process and pay for performance alignment. We believe that the information we have provided in this proxy statement demonstrates that we designed our executive compensation program appropriately and that it is working to build long-term shareholder value, deliver sustained, strong business and financial results and attract, motivate and retain a highly qualified and effective executive team. We currently hold advisory votes on the compensation of our named executive officers on an annual basis and intend to hold the next such vote at the 2019 annual general meeting of shareholders.

Accordingly, the following resolution will be submitted to our shareholders for approval at the Annual General Meeting:

RESOLVED, that the compensation paid to Adient’s named executive officers, as disclosed in the proxy statement for the 2018 Annual General Meeting of Shareholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis section and the accompanying compensation tables and narrative discussion, is hereby approved on an advisory basis.

RECOMMENDATION OF THE BOARD:
THE BOARD RECOMMENDS YOU VOTE “FOR” THIS PROPOSAL.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in our proxy statement relating to the 2018 Annual General Meeting of Shareholders.

John M. Barth, Chairman

Julie L. Bushman

Raymond L. Conner

Members, Compensation Committee

COMPENSATION DISCUSSION AND ANALYSIS

At Adient, our overarching goal is to reward all employees, including our named executive officers (“NEOs”), for delivering exceptional performance, building shareholder value and helping us achieve our corporate goals. Our executive compensation programs align with the following objectives and philosophy:

Objectives	Philosophy

Our executive compensation program is
designed to:

✓    Build shareholder value over the long-term

✓    Deliver sustained, strong business and financial results through our focus on debt reduction, earnings before interest and taxes (EBIT), return on sales (ROS) and growth

✓    Attract, retain and motivate a highly qualified and effective executive team

Our executive compensation philosophy is built on the following principles:

✓    Align the interests of executive officers with those of shareholders in a manner that does not encourage excessive risk-taking

✓    Pay for performance and the achievement of strategic, financial and leadership objectives

✓    Design awards to drive the achievement of strategic business objectives that increase shareholder value

✓    Keep compensation competitive to attract, motivate and retain an executive team that continues to drive our success

✓    Reflect business conditions and compensation practices unique to the automotive industry to ensure our executive compensation practices are appropriately competitive

Important Information to Know When Reading this CD&A

Adient successfully separated from Johnson Controls on October 31, 2016 (the “spinoff”). Though we operated under Johnson Controls from October 1, 2016 through October 30, 2016, fiscal year 2017 executive compensation decisions were made by Adient’s Compensation Committee (the “Committee”) in November 2016 and applied retroactively to cover the full fiscal year (October 1, 2016 – September 30, 2017).

In determining our executive compensation programs and policies, our Committee considers shareholder interests, market best practice and market norms. We target compensation generally at market medians against a set of peer companies of comparable revenue size, while also considering that certain Adient leaders are responsible for the oversight and leadership of our joint ventures, which account for an additional $17.3 billion of non-consolidated revenue. We let performance against established goals dictate where actual compensation falls versus the market. At times, to reflect skills, experiences and market conditions, total compensation for an individual may deviate from market median.

The following individuals were Adient’s NEOs for fiscal year 2017:

•	R. Bruce McDonald, Chairman and Chief Executive Officer
•	Jeffrey M. Stafeil, Executive Vice President and Chief Financial Officer
•	Neil E. Marchuk, Executive Vice President and Chief Human Resources Officer
•	Byron S. Foster, Executive Vice President
•	Eric S. Mitchell, Executive Vice President

Fiscal Year 2017 Business Performance

Fiscal year 2017 was a successful year of transformation for Adient. Following the spinoff on October 31, 2016, we executed on actions to improve long-term shareholder value, including:

•	Significantly increased earnings and operating margins despite lower consolidated revenue
•	De-risked the balance sheet through improved earnings, strong cash generation, and pre-payment of debt
•	Grew Adient’s three year backlog by 22% year-over-year
•	Initiated a competitive dividend and share repurchase program
•	Completed the acquisition of Futuris Global Holding LLC

Executive Summary

Factors Guiding Our Compensation Decisions

The following factors guided our Committee’s executive compensation decisions in fiscal year 2017:

•      Executive compensation program objectives and philosophy

•      Financial performance

•      Impact of the spinoff in October 2016

•      Recommendations of the CEO for other NEOs

•      Evaluation of CEO performance relative to business objectives

•      Assessment of risk management, including avoidance of unnecessary or excessive risk taking to ensure long-term shareholder value

•      Shareholder input including “say-on-pay” vote

•      Advice of independent outside compensation consultants

•      Market pay practices

•      Current and historical compensation

Key 2017 Compensation Decisions and Program Updates

In early fiscal year 2017, our newly formed Committee evaluated compensation packages for our NEOs to ensure their market-competitiveness and alignment with the executives’ respective roles and responsibilities in our new company.

Base Salary

Our NEOs received base salary increases for fiscal year 2017 to better align their pay with compensation paid to executives with comparable responsibility and experience.

	NEO	FY 2017 (effective as of 10/1/16)
	R. Bruce McDonald	$1,500,000
	Jeffrey M. Stafeil	$750,000
	Neil E. Marchuk	$625,000
	Byron S. Foster	$750,000
	Eric S. Mitchell	$700,000

Annual Incentive Performance Program (AIPP)

Fiscal year 2017 AIPP award payouts for NEOs were paid at a level above target based on achievement of the following:

•      Financial metrics: net debt/adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA), adjusted earnings before interest and taxes (adjusted EBIT), and return on sales (ROS) results. Overall performance for these metrics resulted in achievement of 173% of target.

•      Non-Financial metrics (which modify the financial metric results): executive diversity, product launch and progress on the Adient Manufacturing System (+/- 5% each). Overall performance for these metrics resulted in +5% modifier.

•      Individual Modifier: each NEO’s award was further adjusted up or down to a maximum of +/-10% to reflect their individual contributions in the fiscal year and their success in driving Adient’s culture and values.

Long-Term Incentive Plan (LTI)

The Committee granted two forms of long-term incentive awards in fiscal year 2017:

•      Restricted Stock Units (RSUs): NEOs received RSU grants with values ranging from approximately $699,997 to $4,249,979 that vest ratably over three years.

•      Performance Share Units (PSUs): For the fiscal year 2017 – 2019 performance cycle, NEOs received PSU target grants with values ranging from approximately $699,997 to $4,249,979. The awards are based on achieving growth in our sales backlog, an important indicator of our long-term top line growth over the performance period. Award value is calculated and locked in on an annual basis, then averaged over the performance period. The award cliff vests after three years.

•      PSU award performance specific to fiscal year 2017 – which will make up one-third of the payout for the fiscal year 2017 – 2019 performance cycle – was calculated at 200% of target.

Other Key Decisions

Amended and Restated Retirement Restoration Plan

The Internal Revenue Code (the “Code”) limits the benefits companies can provide to employees under a 401(k) plan. Thus, Adient sponsors the Retirement Restoration Plan, which allows certain employees who are affected by these Code limits to obtain the full intended benefit from the 401(k) plan without regard to such limits.

To ensure our retirement program remains competitive and supports the retention of our executives, the Committee amended the Retirement Restoration Plan’s retirement income allocation in January 2017 to increase the annual retirement income allocation contribution to 12% of the executives’ respective base salaries and annual bonus compensation payments (less the amount of any retirement income contributions actually credited to the executives’ accounts in the 401(k) Plan).

Aligning Pay and Performance

Pay-for-performance is key to our executive compensation philosophy. To ensure that we adhere to this principle, we consider the degree of alignment of our total incentive compensation to our business results, including the level of net debt/adjusted EBITDA, adjusted EBIT, ROS and sales backlog growth.

In fiscal year 2017, we used a mix of short- and long-term incentives as well as cash and non-cash compensation to meet our executive compensation program’s objectives. Incentive compensation programs for executives are designed to link compensation performance with the full spectrum of business goals, some of which are short-term, while others take several years or more to achieve:

We regularly conduct shareholder outreach to solicit input and feedback on our executive compensation practices.

At the 2017 annual general meeting of shareholders, 96% of the shareholder votes cast supported the executive compensation program in an advisory “say-on-pay” vote.

	Short-Term (Cash) Annual lncentives	Long-Term (Equity) Restricted Stock Units	Long-Term (Equity) Performance Share Units
Objective	Short-term operational business priorities	Long-term shareholder value creation	Long-term shareholder value creation
Time Horizon	1 year	3-year vesting period	3-year vesting period
FY 2017 Metrics

Financial Metrics:

•      Net debt/adjusted EBITDA (weighted 40%)

•      Adjusted EBIT (weighted 40%)

•      ROS (weighted 20%)

Non-Financial Metrics (as modifiers of Financial Metrics):

•      Diversity

•      Progress in Adient Manufacturing System (AMS)

•      Product Launch

•      Individual Performance

		None	Sales backlog

Consistent with our pay philosophy, 88% of Mr. McDonald’s total target compensation was comprised of incentive-based pay, and 76%-80% of the fiscal year 2017 compensation mix for our other NEOs was comprised of incentive-based pay.

CEO 2017 Target Compensation Mix

(88% performance-based)

Determining Fiscal Year 2017 Compensation

Adient’s business is closely tied to the automotive industry, which is highly cyclical and subject to volatile results. Our NEO pay mix and levels for fiscal year 2017 were aligned with market practice; however, given the nature of our industry, we will continue to evaluate appropriate positioning to market going forward to ensure we are able to engage, motivate and retain key talent, while balancing shareholder interests. The following highlights important compensation practices and decisions made for fiscal year 2017:

What We Do	What We Don’t Do
✓ Enforce a Stock Ownership Policy for NEOs	× Provide tax gross-ups, except in limited circumstances
✓ Formally assess risk within the executive compensation program	× Provide single-trigger change-of-control arrangements
✓ Maintain an Executive Compensation Incentive Recoupment Policy	× Re-price stock options
✓ Set incentive plan targets that consider both internal strategic plans as well as external context for performance expectations	× Pay current dividends on performance-based RSUs
✓ Annually review the link between executive pay and performance	× Provide excessive perquisites
✓ Hold double-trigger change-of-control arrangements with no excise-tax gross-ups	× Reward executives without a link to performance
✓ Ensure the independence of our Committee directors and the advisors who report to them
✓ Implement a strong shareholder engagement process

Role of the Compensation Committee

Our Committee is comprised of three independent directors who amend and approve our executive compensation program. Each year, the Committee determines the appropriate level of compensation for executives, including the NEOs. As an initial guideline, the Committee sets the total direct compensation opportunity (base salary, annual incentive target, and long-term incentive target) for each of our executives to approximately the 50th percentile of the Compensation Peer Group or, where data from the peer group are not available, general industry survey data.

The Committee generally determines an executive’s compensation based upon a desire to link compensation to the objectives of our executive compensation programs. In addition, when determining the overall compensation of our NEOs, including base salaries and annual and long-term incentive amounts, the Committee considers, in a subjective manner, a number of factors it deems important, as outlined under “Factors Guiding our Compensation Decisions.”

The Committee makes the compensation decisions for the CEO and the other NEOs after careful review and analysis of appropriate performance information, market compensation data and shareholder input. While the CEO makes recommendations to the Committee regarding the compensation of the other NEOs, the Committee alone determines the compensation for the CEO.

Beyond determining specific compensation for NEOs, the Committee works with executive management to review and adjust compensation policies and practices to remain consistent with Adient’s values and philosophy, support the recruitment and retention of executive talent, and help Adient achieve its business objectives.

Our Approach to Rewarding Performance

Annual Incentive Plan

•   Reward achievement of short-term individual and corporate performance goals

Restricted Stock Units

•   Align executives’ long-term financial interests with those of our shareholders

•   Reinforce ownership in Adient

•   Support retention of executives

Performance Share Units

•   Align executives’ long-term financial interests with those of our shareholders

•   Link compensation to building long-term shareholder value and the achievement of key financial and operational targets

•   Reinforce ownership in Adient

•   Support retention of executives

Role of the CEO

The CEO provides recommendations to the Committee on the total direct compensation for executives other than himself. The CEO does not make recommendations with respect to his own compensation.

The CEO’s recommendations for the other executives are based on his personal review of their performance, job responsibilities, importance to our overall business strategy, and our compensation philosophy. Although the CEO’s recommendations are given significant weight, the Committee retains full discretion when determining compensation.

Role of the Compensation Peer Group

To gauge marketplace compensation levels and practices, the Committee approved for fiscal year 2017, a Compensation Peer Group consisting of a group of companies that:

•	Adient competes against for talent;
•	Are in the same or a similar industry; and
•	Have broadly similar revenues that range from $3.2B to $39.3B, with a median of $15.9B.

For fiscal year 2017, the following companies comprised our Compensation Peer Group:

Adient Compensation Peer Group for 2017
3M Company Alcoa Inc.[1] BorgWarner Inc. Cummins Inc. Deere & Company Delphi Automotive plc[2] Eaton Corporation plc Emerson Electric Co.	General Dynamics Corporation Honeywell International Inc. Illinois Tool Works Inc. Ingersoll-Rand plc L-3 Communications Holdings Inc. Lear Corporation Northrop Grumman Corporation	PACCAR Inc. Parker-Hannifin Corporation Tenneco Inc. Textron Inc. The Goodyear Tire & Rubber Company Visteon Corporation Whirlpool Corp.

1 Alcoa Inc. split into two companies (Alcoa and Arconic) in November 2016. The Committee will evaluate both companies’ inclusion in our compensation peer group for 2018 and beyond.

2 With the announcement of split of Delphi Automotive plc into two companies (Aptiv and Delphi Technologies), the Committee will evaluate both companies’ inclusion in our compensation peer group for 2018 and beyond.

In establishing fiscal year 2017 total direct compensation levels (base pay, annual cash bonus targets and long-term incentive targets), the Committee reviewed market data from the Compensation Peer Group against the current compensation levels for executives.

Role of the Independent Compensation Consultant

To add rigor in the review process and to inform the Committee of market trends, the Committee engaged the services of Willis Towers Watson to analyze its executive compensation structure and plan designs. Willis Towers Watson also provided Compensation Peer Group and other market data, which the Committee referenced when determining compensation for NEOs. The Committee annually reviews the services Willis Towers Watson provides, the quality of those services, the fees associated with the services as well as the factors impacting independence that New York Stock Exchange rules require.

The Committee has considered and assessed relevant factors that could give rise to a potential conflict of interest with respect to the work performed by Willis Towers Watson. Based on this review, the Committee has determined that Willis Towers Watson is independent of Adient and its management, and did not identify any conflict of interest.

2017 Shareholder Outreach

Adient is committed to the interests of our shareholders and the delivery of shareholder value through sustainable growth strategies. We believe that, as part of this commitment, it is important to maintain ongoing dialogue with shareholders to solicit and respond to feedback about our executive compensation program.

At our annual general meeting of shareholders held in March 2017, 96% of the shareholder votes cast supported our executive compensation program in an advisory “say-on-pay” vote. We regularly conduct shareholder outreach to solicit input and feedback on our executive compensation practices. In fiscal year 2017, the objectives of these discussions were to:

1)	Better understand shareholder views on executive compensation such that we can better align programs with shareholder objectives;

2)	Be responsive to views that shareholders expressed on executive compensation; and

3)	Understand or listen to investor views of our compensation programs introduced following our spinoff from Johnson Controls.

As a result of discussions with shareholders in fiscal year 2017 and in alignment with Adient’s strategic plan following the spinoff, the following changes will be implemented for fiscal year 2018:

•	PSUs will represent 60% of the LTI award, up from 50%, and RSUs will represent 40%, down from 50% of the total LTI award in 2017.
•	Two new metrics will be added to our PSU plan: growth of earnings per share (EPS) and relative total shareholder return (TSR).
•	Weighting for the PSU metrics will be: sales backlog 50%, EPS growth 25% and relative TSR 25%.
•	Increase share ownership requirement for Mr. McDonald from 7 times base salary to 10 times base salary and the other NEOs from 4 times base salary to 5 times base salary.

Elements of our Total Rewards Program

The chart below highlights the key elements of our total rewards program and how each is linked to executive compensation program objectives:

Element	Link to Program Objectives	Type of Compensation	Key Features
Base Salary	The Committee considers base salaries paid by companies in the Compensation Peer Group and survey data.	Cash	Provides a stable source of income and is a standard compensation element in executive compensation packages.
Annual Incentive	A cash-based award that encourages executives to focus on the business and financial objectives for each fiscal year. Target incentive opportunity is set as a percentage of base salary.	Cash	Payout is based on Net debt/adjusted EBITDA (40% weight), adjusted EBIT (40% weight) and Return on Sales (20% weight) as well as non-financial and individual performance (+/-25% modifier to financial results).[1]
Long-Term Incentives • Restricted Stock Units (RSUs) • Performance Stock Units (PSUs)	Ensures that executive pay is directly linked to the achievement of our long-term objectives, builds shareholder value, and supports talent retention.	Long-Term Equity

•      RSUs have a three-year ratable vesting schedule that promotes retention, and the increase or decrease in their value mirrors what shareholders experience, further aligning executive interests with those of our shareholders.

•      PSUs align executive compensation with the creation of shareholder value. PSUs have a three-year cliff vesting cycle with the number of shares earned dependent on financial performance relative to pre-determined goals. Sales backlog is the performance measure used for this LTI component.[1]

Health and Welfare and Retirement Benefits	Critical element of a total rewards program and thus, helps attract, maintain and retain executive talent.	Benefit	These benefits are broadly applicable to all executives; retirement benefits are provided through three plans: • 401(k) Plan • Retirement Restoration Plan • Executive Deferred Compensation Plan
Severance and Change of Control Agreements	Ensures executives remain focused on creating sustainable performance.	Benefit	These agreements protect Adient and the executives from risks by providing: • Economic stability • Death or disability payments

Element	Link to Program Objectives	Type of Compensation	Key Features

•      Payments and benefits in the event of a change of control

The agreements do not provide excise tax gross-ups in the event of a change of control, and equity awards are subject to double trigger vesting upon a change in control.

Perquisites	Helps keep our executive compensation program competitive.	Benefit	Perquisite cash allowance is limited to 5% of base pay, in addition to use of the corporate aircraft, a leased vehicle and an annual physical. All perquisites are closely monitored by the Committee.

1 For Code Section 162(m) deductibility purposes, the full amount available under the AIPP and PSUs are available for payout to the NEOs if Adient’s adjusted EBIT for fiscal year 2017 was $1,066 billion or higher. The AIPP and PSUs are designed, however, so that the actual amount earned by an NEO under each such award is based on the performance criteria described in the chart above.

Analysis of 2017 Compensation

Base Salary

Base pay recognizes each executive’s role, skill, performance, contribution, leadership and potential. It is the only portion of executive total direct compensation that is not “at risk,” and helps us attract and retain individuals who have the leadership and management skills to drive the further growth and success of our business.

Our NEOs received base salary increases for fiscal year 2017 to better align their pay with compensation paid to executives with comparable responsibility and experience.

NEO	FY 2017 (effective as of 10/1/16)

R. Bruce McDonald	$1,500,000

Jeffrey M. Stafeil	$750,000

Neil E. Marchuk	$625,000

Byron S. Foster	$750,000

Eric S. Mitchell	$700,000

Annual Incentive Performance Program (AIPP)

Our AIPP measures executive performance in the following three areas, which the Committee believes will create long-term shareholder value:

•   Financial metrics: net debt/adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA), adjusted earnings before interest and taxes (adjusted EBIT), and return on sales (ROS) results. Overall performance for these metrics resulted in achievement of 173% of target.

•   Non-Financial metrics (which modify the financial metric results): executive diversity, product launch and progress on the Adient Manufacturing System (+ / -5% each). Overall performance for these metrics resulted in +5% modifier.

•   Individual Modifier: each NEO’s award was further adjusted up or down to a maximum of +/-10% to reflect their individual contributions in the fiscal year and their success in driving Adient’s culture and values.

Although the official date of our spinoff was October 31, 2016, achievement of fiscal year 2017 performance goals was measured on the results of Adient’s performance for the full fiscal year (October 1, 2016 – September 30, 2017).

The total of non-financial results and individual modifier may move an individual’s annual incentive award based on financial metric achievement, up or down a maximum of 25%.

Fiscal Year 2017 AIPP Performance

Following are the thresholds, targets and maximums set by the Committee for the fiscal year, as well as actual performance results for financial metrics:

Financial Performance Measures*	Weight	FY 2017 Goals			FY 2017 Performance		FY2017 Actual Awards (Excludes Modifier)
		Threshold	Target	Maximum	Actual Achievement	Actual Award %
Net Debt / Adjusted EBITDA	40%	1.9x	1.75x	1.6x	1.51x	80%	173%
Adjusted EBIT*	40%	$1,174B	$1,254B	$1,334B	$1,280B	53%
Return on Sales (ROS)	20%	7.2%	7.4%	7.6%	7.9%	40%

FY17 Net Debt / Adj. EBITDA adjusted to reflect Futuris Group acquisition and China JV consolidation

FY17 Adj. EBIT and corresponding ROS impacted by certain adjustments; primarily the Futuris Group acquisition, China JV consolidation and equity based compensation

The table below summarizes the target award potential, actual payout as a percentage of target, and actual payout amounts for our NEOs for fiscal year 2017 after applying all three measures (financial metrics, non-financial metrics and individual modifiers) described above.

NEO	Award Target (as a % of Base Salary)	Award Target ($)	Financial Metrics	Non- Financial Metrics	Individual Modifier	Total Multiplier	FY 2017 Actual Payout Amount ($)
R. Bruce McDonald	160%	$2,400,000	173%	5%	10%	199%	$4,774,800
Jeffrey M. Stafeil	100%	$750,000	173%	5%	5%	190%	$1,427,250
Neil E. Marchuk	100%	$625,000	173%	5%	5%	190%	$1,189,377
Byron S. Foster	100%	$750,000	173%	5%	5%	190%	$1,427,250
Eric S. Mitchell	100%	$700,000	173%	5%	0%	182%	$1,271,552

Note: If at least 85% of the target EBIT financial goal described above is achieved, then the amounts that would otherwise be earned at the actual performance level may be increased by an aggregate of up to 25% based on the metrics described above.

Long-Term Incentive Plan (LTI)

For fiscal year 2017, the Committee made RSU and PSU grants. RSUs made up 50% of the long-term incentive award, and PSUs made up the other 50%:

•	RSUs vest one-third per year over three years and provide additional value to the holder when the stock price rises. By awarding RSUs, we can link long-term incentives directly to stock price; if the stock price decreases, so does the value of the executive’s compensation. RSUs also help to maintain competitive compensation levels in the market and retain high-performing employees through multi-year vesting requirements.

•	PSUs vest at the end of a three-year performance period (2017 — 2019) and are valued based on sales backlog growth, an important indicator of our long-term top line growth; sales backlog also has a significant impact on long-term stock price and on meeting our shareholders’ expectations. Our Committee set the sales backlog thresholds, targets and maximums for the fiscal years 2017-2019 LTI performance period based on Adient’s long-term strategic plan. This approach ensures that we provide competitive incentive compensation based on market competitive performance while continuing to focus on our strategic long-term deliverables.

In total, we believe these grants provide a balanced focus on shareholder value creation and retention of key executives over the course of the vesting period. They are also reflective of market practice within our industry. The size of the grants are based on a combination of market practice and the relative importance of the objectives behind each of the grants. The Committee approved the following grants for fiscal year 2017:

	FY 2017 Long-Term Incentive Grant
	Number of PSUs	Target Value of PSUs	Number of RSUs	Value of RSUs	Total Target Value of Award
R. Bruce McDonald	95,921	$4,249,979	95,921	$4,249,979	$8,499,957
Jeffrey M. Stafeil	24,663	$1,099,970	24,663	$1,099,970	$2,199,940
Neil E. Marchuk	15,695	$699,997	15,695	$699,997	$1,399,994
Byron S. Foster	19,058	$849,987	19,058	$849,987	$1,699,974
Eric S. Mitchell	16,816	$749,994	16,816	$749,994	$1,499,987

Note: These grants are reflected in the Fiscal Year 2017 Grants of Plan-based Awards Table.

Fiscal Year 2015-2017 Legacy Johnson Controls LTIPP Award Payouts

Due to the merger between legacy Johnson Controls and legacy Tyco International in September 2016 (the “merger”), the legacy Johnson Controls fiscal year 2015 — 2017 performance cycle applicable to PSU awards for Mr. McDonald and Long-Term Incentive Performance Plan (LTIPP) cash awards for Messrs. Foster and Mitchell were awarded at 200%. The final payment of $675,000 for Mr. Foster and $560,000 for Mr. Mitchell vested in 2017 and these awards were approved by Committee and paid by Adient in December 2017.

Mr. McDonald’s PSU award that was outstanding as of immediately prior to the effective time of the merger was assumed by the combined company and converted into a time-vesting RSU award with respect to a number of combined company ordinary shares equal to the number of shares of legacy Johnson Controls common stock subject to the legacy Johnson Controls PSU award. These time-vesting RSU awards vested in December 2017.

Treatment of Equity-Based Incentives at Spinoff

Each legacy Johnson Controls equity-based award (e.g., stock option, stock appreciation right, restricted stock unit) that was outstanding immediately prior to the spinoff and held by an Adient employee, apart from long-term incentive cash awards, were bifurcated at the time of the spinoff into an award relating to shares of legacy Johnson Controls and an award relating to Adient ordinary shares. The awards were adjusted to preserve the intrinsic value at the time of the spinoff. The other terms and conditions in place prior to the spinoff continued to apply in both cases.

Founders Grants

In connection with the spinoff, legacy Johnson Controls awarded RSUs to certain employees All grants vest ratably over three years, encouraging executives to stay with Adient through the initial start-up phase to ensure stability. The following table describes the grants.

	Number of RSUs	Value of RSUs
R. Bruce McDonald	175,786	$8,000,021
Jeffrey M. Stafeil	21,974	$1,000,037
Neil E. Marchuk	65,920	$3,000,019
Byron S. Foster	43,947	$2,000,028
Eric S. Mitchell	32,960	$1,500,010

Note: These grants were issued on October 31, 2016, at a share price of $45.51.

Other Policies and Benefits

Share Ownership Policy

We require executive officers to hold a significant amount of Adient stock. The guidelines below tie NEO compensation to stock performance, since the increase or decrease in our stock price impacts their personal holdings.

NEO	FY 2017 Required Minimum Ownership

R. Bruce McDonald	7x base salary

Jeffrey M. Stafeil	4x base salary

Neil E. Marchuk	4x base salary

Byron S. Foster	4x base salary

Eric S. Mitchell	4x base salary

These ownership requirements are higher than general market practice, reflecting our culture and demonstrating a strong commitment to Adient. Each participant covered by the ownership requirement must reach their ownership within a five-year “grow in” period.

Participants not meeting their required ownership level within the applicable “grow-in” period:

•	May not be granted additional long-term awards until the ownership requirements are met;

•	With regard to share options or stock appreciation rights settled in shares, may only be permitted to exercise and hold the resulting after-tax shares; and/or

•	With regard to shares issued under an Adient restricted stock unit or performance share unit award, may only be permitted to hold their shares with a designated broker until share ownership requirements are met.

Compensation Recoupment Policy

We have a “clawback” policy that applies to all performance incentives (including PSUs) awarded on or after October 31, 2016. This “clawback” policy serves to increase transparency and discourage executives from engaging in behavior that could potentially harm Adient or its shareholders.

If the event of any accounting restatement that we are required to prepare due to our material noncompliance, as a result of misconduct, with any financial reporting requirement under the securities laws, we will also seek to recover any compensation received by our CEO and CFO (consistent with Section 304 of the Sarbanes-Oxley Act of 2002). Going forward, we will continue to monitor developments under the Dodd-Frank Act, including with respect to mandatory recoupment of incentive compensation, and will comply with regulations when they are released.

Under the policy, the Committee requires all officers (within the meaning of Section 16 of the Exchange Act) elected by the Board to reimburse us for any overpayments or excess shares delivered under any performance incentives if:

•	The payment or delivery of shares was based on the applicable performance period’s financial results that were subsequently the subject of a material restatement, other than a restatement due to changes in accounting policy;

•	The Committee believes the covered officer engaged in conduct that caused, or even partially caused, the need for the restatement; and

•	A lower payment would have been made, or fewer shares delivered, to the covered officer based upon the restated financial results.

Retirement Benefit Plans

The three retirement plans described below are broadly applicable to all executives. We regularly evaluate the effectiveness of our retirement program and consider changes as needed.

401(k) Plan

All U.S. employees are eligible for the 401(k) Plan, including our executives. Participants can contribute up to 25% of their eligible compensation on a pre-tax basis; however, executives can contribute only up to 6% of their eligible compensation. The Adient match is $.75 on each dollar contributed up to 6% of the employee’s eligible compensation. A variable match may be available based on Adient performance whereby Adient may match up to 100% of each dollar contributed, up to 6% of the employee’s eligible compensation.

In addition, Adient makes a varied annual retirement contribution for eligible employees, including all executives. The contribution is between 1% and 7% of the participant’s eligible compensation and is based on the participant’s age and service. Both the matching contribution and the annual retirement income contribution are subject to vesting requirements.

Retirement Restoration Plan

Code sections 402(g) and 401(a)(17) limit the benefits companies can provide to employees under a 401(k) plan. Thus, Adient sponsors the Retirement Restoration Plan, which allows certain employees who are affected by these Code limits to obtain the full intended benefit from our 401(k) without regard to such limits.

Under the plan, executives are eligible to defer up to 6% of their eligible compensation to the Retirement Restoration Plan (without regard to the limits imposed on deferrals under the 401(k) Plan) and receive a matching contribution (at the same rate as provided under the 401(k) Plan) on those deferrals. In January 2017, the Committee amended the Retirement Restoration Plan’s retirement income allocation to support the retention of selected executives including the NEOs. Starting with the 2016 calendar year, these selected executives will be eligible for an allocation under the Retirement Restoration Plan equal to the difference between (i) 12% of their base salary and bonus compensation paid during the year and (ii) the amount of retirement income contributions actually credited to their 401(k) Plan account for that year.

All matching contributions and retirement income contributions made under the Retirement Restoration Plan are subject to the same vesting requirements as the 401(k) Plan, except that vesting is not accelerated as a result of an individual’s death while employed.

Executive Deferred Compensation Plan

The Executive Deferred Compensation Plan assists executives, including NEOs, with personal financial planning by allowing participants to defer compensation and associated taxes until retirement or termination of employment. It also assists executives in the management of their executive stock ownership requirements. Investment options in the Executive Deferred Compensation Plan mirror investment options available in our 401(k) Plan.

Employment Agreements

We do not maintain employment agreements with our NEOs. However, we do maintain arrangements under which the NEOs may become entitled to receive severance benefits upon a qualifying termination of employment, as described above under “Severance and Change of Control Agreements.” Substantially all of the compensation obligations under Adient offer letters lapsed or were satisfied in fiscal year 2016, except for two cash payments to Mr. Marchuk, each in the amount of $400,000. The first of those payments was made to him in December 2016 and the second was made in December 2017.

Severance and Change of Control Agreements

Consistent with market practice, we implemented the following Severance and Change of Control agreements intended to retain the executives before and after a change of control and encourage the executives to maximize the value of any change of control transaction for shareholders in the long-term:

	Change of Control Termination	Non-Change of Control Termination
Triggering Events	During the two years after a change of control: • An involuntary termination other than for cause, disability or death • Resignation for good reason	• Involuntary termination other than for cause, disability or death • Resignation for good reason
Cash Severance	3x base salary and average bonus	• 1.5x base salary for the NEOs other than the CEO; • 2x base salary for the CEO
Bonus	Full current year annual bonus based on actual performance	Pro rata current year annual bonus based on actual performance
Release of Claims	Required	Required
Benefits Replacement	Cash payment equal to monthly employer contributions for welfare benefits, retirement plans and car lease multiplied by 36	Cash payment equal to monthly employer contributions for welfare benefits, retirement plans and car lease multiplied by 18 (24 for the CEO )
Equity Acceleration

•      Vesting of awards accelerates on a change of control only if they are (1) not assumed or replaced or (2) terminated

•      Upon subsequent termination of employment, awards vest on a pro rata basis (subject to achievement of any applicable performance goals)

Awards vest on a pro rata basis (subject to achievement of any applicable performance goals or more favorable treatment in the applicable equity award agreement)
Excise Tax Gross-up Payment	None	None
Restrictive Covenants	• Perpetual confidentiality covenant • Trade secrets protection, non-disparagement, non-competition and non-solicitation for 12-18 months	• Perpetual confidentiality covenant • Trade secrets protection, non-disparagement, non-competition and non-solicitation for 12-18 months

	Change of Control Termination	Non-Change of Control Termination
Definition of “Change of Control”

The agreements use the same definition as the Adient 2016 Omnibus Incentive Plan, which is the first to occur of the following:

•      The acquisition by a person of 35% or more beneficial ownership of Adient’s then-outstanding ordinary shares or then-outstanding voting securities (excluding acquisitions from or by Adient or by any of Adient’s employee benefit plans)

•      A majority change in the Adient board of directors that is not approved by at least a majority of Adient’s incumbent board of directors (or their board-approved successors)

•      Consummation of a reorganization, merger, statutory share exchange, or consolidation or similar corporate transaction involving Adient or any of its subsidiaries, a sale or other disposition of all or substantially all of Adient’s assets, or the acquisition of assets or shares of another entity by Adient or any of its subsidiaries, in each case, unless, following such event, (1) all or substantially all of the individuals and entities that were the beneficial owners of Adient’s then-outstanding ordinary shares or then-outstanding voting securities beneficially own, directly or indirectly, more than 50% of the then-outstanding common or ordinary shares and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such event in substantially the same proportions as their ownership immediately prior to such event of the outstanding Adient ordinary shares and the outstanding Adient voting securities, as the case may be, (2) no person (excluding specified persons) beneficially owns, directly or indirectly, 35% or more of, respectively, the then-outstanding common or ordinary shares of the corporation resulting from such event or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the event, and (3) at least a majority of the members of the board of directors of the corporation resulting from such event were members of Adient’s incumbent board of directors at the time of the execution of the initial agreement or of the action of the Adient board of directors providing for such event

•      Approval by Adient’s shareholders of a complete liquidation or dissolution of Adient

Not applicable

	Change of Control Termination	Non-Change of Control Termination
Definition of “Cause”

•   Substantial failure (other than due to disability) or refusal to perform essential duties and responsibilities

•   Material violation of any fiduciary duty

•   Conviction of, or entry of a plea of no contest with respect to, certain crimes

•   Dishonesty or theft

•   Material violation of material rules or material policies

•   Other egregious or morally repugnant conduct that has, or could have, a serious and detrimental impact Adient, its affiliates or its or their employees

• Same definition as on a Change of Control Termination
Definition of “Good Reason”

•   Certain changes in the principal location of employment

•   Material reduction to total cash compensation target or equity award value target from the levels in effect immediately prior to the change of control

•   Application of performance goals to incentive compensation awards for which the probability of attainment is materially more difficult than the probability of attainment applicable to the goals under the incentive plans as in effect immediately prior to the change of control

•   A change in the position to which the executive officer reports (does not apply to the CEO)

•   Assignment of duties inconsistent in any material respect with authority, duties or responsibilities as in effect immediately prior to the change of control that represents a diminution of such duties, or any other action which results in a material diminution in such authority, duties or responsibilities

•   Material diminution of the duties or responsibilities such that the position held is no longer commensurate with that of the position held when the agreement was entered into

•   Certain changes in the principal location of employment

•   Material reduction to total cash compensation target or equity award value target (other than as part of a widespread reduction in compensation applied consistently to other peer executives)

•   A change in the position to which the executive officer reports (does not apply to the CEO)

Perquisite Program

We have a Flexible Perquisites Program that limits the perquisite cash allowance to 5% of base salary. Adient does not reimburse for other expenses such as financial planning, security, club dues, etc. In addition to the cash allowance, other perquisites include:

•	Company aircraft: the CEO has unlimited access to the aircraft and can authorize use for other executives. In all cases, the executive is responsible for taxes.

•	Car program: this benefit allows NEOs to lease a vehicle.

•	Annual physical: each NEO can be reimbursed for obtaining a comprehensive physical examination by a physician of his or her choice.

Compensation and Risk Assessment

The Committee has assessed the risks associated with our compensation programs, policies and practices and, based on its assessment, does not believe that such compensation programs, policies and practices create risks that are reasonably likely to have a material adverse effect on Adient.

Tax and Accounting Rules and Regulations

When determining total direct compensation packages for fiscal years 2017 and 2018, Adient considered all factors that may impact financial performance, including tax and accounting rules and regulations under Section 162(m) of the Code. For each of the 2017 and 2018 fiscal years, the Code limits Adient from deducting compensation in excess of $1 million paid to the chief executive officer or to the other three highest-paid executive officers (other than the chief financial officer) for those fiscal years. However, compensation paid during those fiscal years that qualifies as performance-based compensation under Section 162(m) will be fully deductible.

Adient’s compensation philosophy for the 2017 and 2018 fiscal years emphasizes performance-based compensation for executive officers, thus minimizing the consequences of the Section 162(m) limitation described above. We also have taken action to qualify certain executive compensation as performance-based compensation under transition rules provided by Section 162(m) for subsidiaries that become separate publicly traded companies that applied to us in connection with the spinoff.

As a result of changes made by the Tax Cuts and Jobs Act, starting with compensation paid in our 2019 fiscal year (the year starting October 1, 2018 and ending September 31, 2019), Section 162(m) will limit Adient from deducting compensation, including performance-based compensation, in excess of $1 million paid to anyone who, starting with our 2018 fiscal year, serves as the chief executive officer or chief financial officer, or who is among the three most highly compensated executive officers for any fiscal year. The only exception to this rule is for compensation that is paid pursuant to a binding contract in effect on November 2, 2017, that would have otherwise been deductible under the prior Section 162(m) rules.

Going forward, the Committee will retain full discretion to award compensation packages that best attract, retain, and reward successful executive officers. Therefore, the Committee may award compensation that is not fully deductible under Section 162(m) if the Committee believes it will contribute to the achievement of our business objectives.

EXECUTIVE COMPENSATION TABLES

The following table sets forth information regarding the compensation of the named executive officers of Adient in fiscal year 2017: R. Bruce McDonald, Chairman and Chief Executive Officer; Jeffrey M. Stafeil, Executive Vice President and Chief Financial Officer; Neil E. Marchuk, Executive Vice President and Chief Human Resources Officer; Byron S. Foster, Executive Vice President; and Eric S. Mitchell, Executive Vice President. The columns titled “Salary,” “Bonus,” “Stock Awards” and “Non-Equity Incentive Plan Compensation” include amounts that may be deferred.

Summary Compensation Table for Fiscal Year 2017

Name and Principal Position (a)	Year (b)	Salary (c)	Bonus(1) (d)	Stock Awards(2) (e)	Option Awards(2) (f)	Non-Equity Incentive Plan Compensation(3) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4) (h)	All Other Compensation(5) (i)	Total (j)

R. Bruce McDonald, Chairman and CEO	2017	$1,500,000	—	$17,046,774	—	$4,774,800	—	$942,179	$24,263,753
	2016	$1,030,000	—	$10,550,957	$1,375,368	$2,966,402	$295,618	$4,970,477	$21,188,822

Jeffrey M. Stafeil, Exec VP & CFO	2017	$750,000	—	$3,199,977	—	$1,427,250	—	$225,685	$5,602,912
	2016	$725,000	—	—	—	$725,001	—	$13,443	$1,463,444

Neil E. Marchuk, Exec VP & CHRO	2017	$625,000	$400,000	$4,400,013	—	$1,189,377	—	$242,188	$6,856,578
	2016	$600,000	$1,500,000	$1,399,973	—	$855,000	—	$22,500	$4,377,473

Byron S. Foster, Exec VP	2017	$750,000	—	$3,700,002	—	$2,102,250	—	$227,820	$6,780,072
	2016	$540,004	—	$569,566	$250,063	$1,117,816	$88,665	$773,448	$3,339,562

Eric S. Mitchell, Exec VP	2017	$700,000	—	$2,999,997	—	$1,831,552	—	$204,547	$5,736,096
	2016	$479,999	—	$447,547	$247,590	$1,047,402	$50,515	$528,717	$2,801,770

(1) Bonus: For Mr. Marchuk, the amounts in column (d) reflect one-time cash payments paid in January 2016 and December 2016, respectively, per his offer letter.

(2) Stock/Unit Awards and Option Awards: The amounts in columns (e) and (f) reflect the fair value of equity awards granted, which consisted of RSUs and PSUs. These amounts represent the fair value of the entire amount of the award calculated in accordance with Financial Accounting Standards Board ASC Topic 718, excluding the effect of estimated forfeitures. For RSUs and PSUs, fair value is computed by multiplying the total number of shares subject to the award by the closing market price of an ordinary share on the date of grant. Stock options were not granted to Adient NEOs in fiscal year 2017. Stock option award values in fiscal year 2016 were computed by multiplying the fair value of the award (as determined under the Black-Scholes option pricing model) by the total number of options granted. Footnote 11 to Adient’s audited financial statements for the fiscal year ended September 30, 2017, which appear in Adient’s Annual Report on Form 10-K that was filed with the SEC on November 22, 2017, includes assumptions that were used in the calculation of the equity award values.

The amounts shown in column (e) for fiscal year 2017 include $8,000,021 for Mr. McDonald, $3,000,019 for Mr. Marchuk, $2,000,028 for Mr. Foster, $1,500,010 for Mr. Mitchell and $1,000,037 for Mr. Stafeil as special one-time RSU awards, called Founders Grants, which were awarded by legacy JCI. The Founders Grant awards are described in further detail under the heading ‘Founders Grants’ in the Compensation Discussion and Analysis.

For Mr. McDonald, the amount shown in column (e) includes $546,796 attributable to the September 2, 2016 RSU that was created by converting his unvested fiscal year 2015 legacy JCI performance share unit award into RSUs of Adient. A performance achievement of 200% was applied to the PSU award before conversion. The award vested on December 7, 2017.

(3) Non-Equity Incentive Plan Compensation: The amounts reported in column (g) for each NEO reflect annual cash incentive compensation earned based on Adient and individual performance in the relevant fiscal year and paid in the first quarter of the following fiscal year. Annual incentive compensation is discussed in further detail under the heading ‘Annual Incentive Performance Program’ in the Compensation Discussion and Analysis. For Messrs. Foster and Mitchell, $675,000 and $560,000, respectively, are included as a result of payouts awarded by legacy JCI in connection with the spinoff, that were received under the FY 2015-2017 LTIPP awards as described in further detail under the heading ‘FY 2015-2017 legacy JCI LTIPP Award Payouts’ in the Compensation Discussion and Analysis.

(4) Change In Pension Value: Adient does not offer defined benefit pension benefits.

(5) All Other Compensation: The fiscal year 2017 amounts reported in column (i) for each named executive officer represent consist of the following:

Name	Relocation Expense(a) ($)	Relocation Gross up(a) ($)	Personal Use of Company Aircraft(b) ($)	Company Leased Car Program(c) ($)	Perquisite Allowance(d) ($)	Employer Retirement Restoration Contributions(e) ($)	Miscellaneous ($)	Total Other Compensation ($)
R. Bruce McDonald, Chairman and CEO	68,124	4,829	51,752	18,578	87,543	711,352	—	942,179
Jeffrey M. Stafeil, Exec VP & CFO	—	—	6,567	15,463	50,943	152,550	161	225,685
Neil E. Marchuk, Exec VP & CHRO	—	—	—	17,550	53,750	170,727	161	242,188
Byron S. Foster, Exec VP	—	—	5,366	23,696	37,500	160,030	1,228	227,820
Eric S. Mitchell, Exec VP	—	—	15,017	13,834	35,000	139,404	1,292	204,547

(a) Relocation Expense: Adient provided relocation benefits in accordance with Adient policy to Mr. McDonald in fiscal year 2017, to assist with his relocation to Adient’s Michigan headquarters upon the spinoff from JCI. The amount shown as a gross-up for Mr. McDonald represents a tax gross-up payment made with respect to the relocation benefits disclosed in the Relocation Expense column.

(b) Personal Use of Company Aircraft: As the CEO of Adient, Mr. McDonald was authorized to use Adient-owned or -leased aircraft for personal travel during fiscal year 2017. Other executive officers were permitted to use Adient-owned or -leased aircraft if expressly approved by the CEO. The Summary Compensation Table reflects, the aggregate incremental pre-tax cost to Adient for personal use of aircraft for fiscal year 2017, which was calculated using a method that takes into account the incremental cost of fuel, trip-related maintenance, crew travel expenses, on-board catering, landing fees, trip-related maintenance, crew travel expenses, trip-related hangar/parking costs and other variable costs, including incremental costs associated with executives that are not in control of the aircraft, reduced by any amounts paid to Adient by the executive in respect of personal use. Because our aircraft are used primarily for business travel, the calculation does not include the fixed costs that do not change based on usage, such as pilots’ salaries, the acquisition costs of Adient-owned or -leased aircraft, and the cost of maintenance not related to trips.

(c) Company Leased Car Program: Amounts reflect costs attributable to personal use of a company leased vehicle.

(d) Perquisite Allowance: Adient provides an allowance of 5% of base annual salary. Messrs. McDonald, Stafeil and Marchuk’s perquisite amounts include $12,542, $13,443 and $22,500, respectively, for payments with respect to qualified expenses under the JCI perquisite policy incurred in fiscal year 2016 but paid in fiscal year 2017. JCI’s program generally covered expenses such as financial planning, physicals and club dues. This program is discussed in the section “Perquisite Program” in the Compensation Analysis and Discussion.

(e) Employer Retirement Restoration Contributions: Amounts shown include Adient matching contributions made under our Retirement Restoration Plan because the Code limits such contributions under our 401(k) plan. These amounts are also reported in the Employer Retirement Restoration Contributions column of the Nonqualified Deferred Compensation during Fiscal Year table. No NEO received preferential or above market earnings on nonqualified deferred compensation.

Grants of Plan-Based Awards Table for Fiscal Year 2017

The following table summarizes cash-based and equity-based awards for each of Adient’s NEOs that were granted with respect to fiscal year 2017.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1) ($)			Estimated Future Payouts Under Equity Incentive Plan Awards(2) (#)			All Other Stock Awards: Number of Shares of Stock(3) (#)	All Other Option Awards: Number of Securities Underlying Options(4) (#)	Exercise or Base Price of Awards(4) ($/Share)	Grant Date Fair Value of Stock and Option Awards(5) ($)

Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum

R. Bruce McDonald, Chairman and CEO	11/7/2016				47,646	95,291	190,582	95,291			$8,499,957
	10/31/2016							175,786			$8,000,021
	9/2/2016							10,467			$546,796

	N/A	$900,000	$2,400,000	$6,000,000

Jeffrey M. Stafeil, Exec VP & CFO	11/7/2016				12,332	24,663	49,326	24,663			$2,199,940
	10/31/2016							21,974			$1,000,037
	N/A	$281,250	$750,000	$1,875,000

Neil E. Marchuk, Exec VP & CHRO	11/7/2016				7,848	15,695	31,390	15,695			$1,399,994
	10/31/2016							65,920			$3,000,019
	N/A	$234,375	$625,000	$1,562,500

Byron S. Foster, Exec VP	11/7/2016				9,529	19,058	38,116	19,058			$1,699,974
	10/31/2016							43,947			$2,000,028
	N/A	$281,250	$750,000	$1,875,000

Eric S. Mitchell, Exec VP	11/7/2016				8,408	16,816	33,632	16,816			$1,499,987
	10/31/2016							32,960			$1,500,010
	N/A	$262,500	$700,000	$1,750,000

(1) These columns show the range of potential payouts for annual incentive performance awards that we describe in the section titled “Annual Incentive Performance Program (AIPP)” in the Compensation Discussion and Analysis. Actual payout amounts are rounded up to the next whole dollar, which may result in a payout amount that exceeds maximum (250% of target) by one dollar.

(2) These columns show the range of potential payouts for the performance-based share units that we described in the section titled “Long-Term Incentive Plan”’ in the Compensation Discussion and Analysis section. The number of performance based share units that are earned, if any, will be based on performance for fiscal years 2017 to 2019 and will be determined after the end of fiscal year 2019.

(3) The amounts shown in this column with respect to awards granted on November 7, 2016 reflect the number of shares subject to RSUs that were granted to each NEO pursuant to the 2016 Adient Omnibus Incentive Plan. These grants vest ratably over three years, contingent on the NEO’s continued employment (except in the case of retirement). The amount(s) shown in this column with respect to award(s) granted on October 31, 2016 reflect the number of shares subject to RSUs, referred to as Founders Grants, which were granted by legacy JCI on a one time basis in connection with the spinoff of Adient from JCI. These awards vest ratably over three years, contingent on the NEO’s continued employment (except in the case of retirement.) The September 2, 2016 RSU award for Mr. McDonald was created by converting his unvested fiscal year 2015 legacy JCI performance share unit award into RSUs of Adient. A performance achievement of 200% was applied to the PSU award before conversion. The award vested on December 7, 2017.

(4) No stock options were granted to Adient’s NEOs in fiscal year 2017.

(5) The amounts shown in this column reflect the grant date fair value determined in accordance with FASB ASC Topic 718. Footnote 11 to the audited financial statements for the fiscal year ended September 30, 2017 which appear in Adient’s Annual Report on Form 10-K that was filed with the SEC on November 22, 2017 includes assumptions that were used in the calculation of the equity award values. For grants of RSUs and PSU’s, fair value is computed by multiplying the total number of shares subject to the award by the closing market price of our ordinary shares on the date of grant. The value of PSUs included in the table assumes target performance.

Outstanding Equity Awards at 2017 Fiscal Year-End Table

The following table shows, for each of the NEOs, all Adient equity awards that were outstanding as of September 30, 2017. Dollar amounts are based on the closing price of Adient’s ordinary shares of $83.99 on the NYSE on September 29, 2017. Outstanding JCI equity awards were converted to Adient awards after the completion of the spinoff from JCI on October 31, 2016.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable(1) (#)	Option Exercise Price($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested(2) (#)	Market Value of Shares of Stock That Have Not Vested(3) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(4) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(3) ($)
R. Bruce McDonald, Chairman and CEO					314,032	26,375,548	95,291	10,671,321
	15,603		29.95	10/1/2018
	16,579		25.87	10/1/2019
	14,628		31.77	10/1/2020
	13,653		29.69	10/7/2021
	7,294		28.97	10/5/2022
	4,809		50.31	11/19/2023
	3,921	3,923	52.24	11/18/2024
		10,197	45.62	10/7/2025
Jeffrey M. Stafeil, Exec VP & CFO					46,637	3,917,042	24,663	2,761,927
Neil E. Marchuk, Exec VP & CHRO					85,381	7,171,150	15,695	1,757,631
Byron S. Foster, Exec VP					64,757	5,438,940	19,058	2,134,242
	599		31.77	10/1/2020
	670		29.69	10/7/2021
	1,048		28.97	10/5/2022
	995		50.31	11/19/2023
	627	628	52.24	11/18/2024
		1,854	45.62	10/7/2025
Eric S. Mitchell, Exec VP					51,242	4,303,816	16,816	1,883,168
	160		33.68	3/20/2022
	877		28.97	10/5/2022
	1,326		50.31	11/19/2023
	627	628	52.24	11/18/2024
		1,483	45.62	10/7/2025

(1) All legacy JCI equity awards held by Adient participants after the spinoff were adjusted by applying a distribution ratio of one Adient share to ten JCI shares and a value factor that was used to adjust the new award, depending on the share prices of Adient and JCI following the spinoff, relative to the stock price of JCI prior to the spinoff, to preserve the intrinsic value of the award, as measured immediately before and immediately after the spinoff. Adient converted options listed in this column have a grant date ten years prior to their respective expiration dates. The options vest 50% on the second anniversary of the grant date and 50% on the third anniversary of the grant date, contingent on continuous employment (or earlier retirement).

(2) Restricted Stock Unit vesting dates are as follows:

•	Mr. McDonald — 58,009 shares vested on October 31, 2017; 31,446 shares vested on November 07, 2017; 2,616 shares vested on November 18, 2017; 10,467 shares vested on December 07, 2017; 6,424 shares vest on September 24, 2018; 12,895 shares vest on October 07, 2018; 58,009 shares vest on October 31, 2018; 31,446 shares vest on November 07, 2018; 10,553 shares vest on September 08, 2019; 59,768 shares vest on October 31, 2019; and 32,399 shares vest on November 07, 2019.

•	Mr. Stafeil — 7,251 shares vested on October 31, 2017; 8,138 shares vested on November 07, 2017; 7,251 shares vest on October 31, 2018; 8,139 shares vest on November 07, 2018; 7,472 shares vest on October 31, 2019; 8,386 shares vest on November 07, 2019.

•	Mr. Marchuk — 21,753 shares vested on October 31, 2017; 5,179 shares vested on November 07, 2017; 3,766 shares vest on October 07, 2018; 21,754 shares vest on October 31, 2018; 5,179 shares vest on November 07, 2018; 22,413 shares vest on October 31, 2019; and 5,337 shares vest on November 07, 2019.

•	Mr. Foster — 14,502 shares vested on October 31, 2017; 6,289 shares vested on November 07, 2017; 419 shares vested on November 18, 2017; 585 shares vest on October 07, 2018; 749 shares vest on October 07, 2018; 14,502 shares vest on October 31, 2018; 6,289 shares vest on November 07, 2018; 14,942 shares vest on October 31, 2019; and 6,480 shares vest on November 07, 2019.

•	Mr. Mitchell — 10,876 shares vested on October 31, 2017; 5,549 shares vested on November 07, 2017; 419 shares vested on November 18, 2017; 468 shares vest on October 07, 2018; 580 shares vest on October 07, 2018; 10,876 shares vest on October 31, 2018; 5,549 shares vest on November 07, 2018; 11,207 shares vest on October 31, 2019; and 5,718 shares vest on November 07, 2019.

(3) We have calculated the market value of unvested RSUs and PSUs using the September 29, 2017 closing market price for an ordinary share, which was $83.99. The market value of unvested performance share units estimated 3-year performance based on fiscal year 2017 actual results and fiscal years 2018 and 2019 target results.

(4) PSUs will be earned or forfeited based on our performance for fiscal years 2017 through 2019.

Option Exercises and Stock Vested During Fiscal Year 2017

The following table provides information about stock options that our NEOs exercised and restricted stock that vested in fiscal year 2017.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)
R. Bruce McDonald, Chairman and CEO	4,607	$123,713	7,975	$449,190
Byron S. Foster, Exec VP	1,316	$36,891	332	$17,608
Eric S. Mitchell, Exec VP	—	—	442	$23,459

(1) Amounts represent the product of the number of shares an NEO acquired on vesting and the closing market price of the shares on the vesting date, plus the value of dividend equivalents released.

Non-Qualified Deferred Compensation Table at Fiscal Year-End

The following table sets forth certain information with respect to participation in the Adient US LLC Non-qualified Executive Deferred Compensation Plan by our NEOs during the fiscal year ended September 30, 2017.

In connection with the spinoff, we adopted the Adient US LLC Retirement Restoration Plan to govern the treatment of certain liabilities transferred from the legacy JCI Retirement Restoration Plan with respect to our employees who had account balances or deferral elections in effect immediately prior to the spinoff and to provide certain other deferred benefits. Unlike the legacy JCI Retirement Plan, the Adient US LLC Retirement Restoration Plan does not include a defined benefit pension component. We also adopted the Adient US LLC Executive Deferred Compensation Plan in connection with the spinoff to permit certain employees to defer amounts otherwise payable or shares deliverable under separate bonus or equity plans or programs maintained by us and to govern the treatment of certain liabilities transferred from the legacy JCI Executive Deferred Compensation Plan.

Name	Executive Contributions in Last FY(1) ($)	Registrant Contributions in Last FY(2) ($)	Aggregate Earnings in Last FY(3) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FY ($)
R. Bruce McDonald, Chairman and CEO	4,239,745	711,352	963,435	-	5,919,685
Jeffrey M. Stafeil, Exec VP & CFO	25,050	152,550	52,221	-	229,822
Neil E. Marchuk, Exec VP & CHRO	18,175	170,727	54,776	-	243,679
Byron S. Foster, Exec VP	25,054	160,030	13,485	-	198,569
Eric S. Mitchell, Exec VP	22,304	139,404	39,217	-	200,925

(1) Certain amounts that appear in the Nonqualified Deferred Compensation table also appear in the Summary Compensation Table as compensation that a NEO earned in fiscal year 2017. Messrs. McDonald, Stafeil, Marchuk, Foster, and Mitchell’s Executive Contributions include $251,784, $25,050, $18,175, $25,054, $22,304, respectively, that is also reported in the Salary column in the Summary Compensation Table for fiscal year 2017.

(2) Amounts shown include matching contributions that we make under our Retirement Restoration Plan because the Code limits such contributions under our 401(k) Plan. Messrs. McDonald, Stafeil, Marchuk, Foster, and Mitchell’s Registrant Contributions include $711,352, $152,550, $170,727, $160,030, $139,404, respectively, that is also reported in the All Other Compensation column of the Summary Compensation Table for fiscal year 2017.

(3) The Aggregate Earnings are not “above-market or preferential earnings” and therefore we do not need to report them in the Summary Compensation Table. The Aggregate Earnings represent all investment earnings, net of fees, on amounts that a NEO has deferred. Investment earnings include amounts relating to appreciation in the price of our ordinary shares, and negative amounts relating to depreciation in the price of our ordinary shares, because the deferred amounts include deferred stock units, the value of which is tied to the value of our ordinary shares. Aggregate Earnings also include dividends that we pay on restricted stock that has not yet vested, which we credit to a NEO’s deferred compensation account subject to vesting.

Adient maintains the following two nonqualified deferred compensation plans under which selected executives, as determined by the Compensation Committee, including our NEOs, could elect to defer their compensation.

•	The Adient US LLC Executive Deferred Compensation Plan allows selected executives to defer up to 97% of their annual short term incentive award and 100% of their long-term performance share units and restricted stock awards.

•	The Adient US LLC Retirement Restoration Plan allows selected executives to defer up to 6% of their compensation that is not eligible to be deferred into our 401(k) Plan because of qualified plan limits that the Code imposes. The Retirement Restoration Plan also credits participants with a company contribution equal to the difference between the amount of matching contribution made under the 401(k) Plan and what such matching contribution would have been without regard to any limitation that the Code imposes on either the amount of matching contribution or the amount of compensation that can be considered, and determined as if the amount the participant deferred under the Retirement Restoration Plan had been deferred into the 401(k) Plan. Each allocation period the executive’s account is also credited with an amount equal to the difference between (i) 12% of base salary and annual bonus compensation paid during such allocation period and (ii) the amount of non-elective Retirement Income Contributions actually credited to the executive’s 401(k) Plan account for the allocation period.

Potential Payments upon Termination and Change in Control

The following table summarizes the severance and other enhanced benefits that would have been payable to our NEOs upon termination of employment or upon the occurrence of a change in control of Adient, assuming that the triggering event or events occurred on September 29, 2017. Equity award amounts are based on the closing price of Adient’s ordinary shares of $83.99 on the NYSE on September 29, 2017. The arrangements under which the severance and other enhanced benefits would have been paid are described in the text following the table.

POTENTIAL PAYMENTS AND BENEFITS UPON TERMINATION OR A CHANGE IN CONTROL

Name / Form of Compensation	Change in Control		Other Termination
	Without Qualified Term	With Qualified Term(1)	With Cause	Without Cause Involuntary(2)	Retirement(3)	Death or Disability(4)
(a)	(b)	(c)	(d)	(e)	(f)	(g)
R. Bruce McDonald
Cash Severance	$0	$18,756,000	$0	$7,752,000	$0	$0
Benefit & Perk Continuation	$0	$2,475,051	$0	$1,650,034	$0	$0
Accelerated Vesting of Equity	$0	$16,186,376	$0	$16,333,571	$2,295,747	$27,107,517
Jeffrey M. Stafeil
Cash Severance	$0	$6,705,000	$0	$3,072,054	NA	$0
Benefit & Perk Continuation	$0	$693,082	$0	$346,541	NA	$0
Accelerated Vesting of Equity	$0	$2,183,912	$0	$2,183,912	NA	$3,949,131
Neil E. Marchuk
Cash Severance	$0	$5,587,500	$0	$2,680,372	NA	$0
Benefit & Perk Continuation	$0	$758,058	$0	$379,029	NA	$0
Accelerated Vesting of Equity	$0	$4,168,037	$0	$4,041,286	NA	$7,229,923
Byron S. Foster
Cash Severance	$0	$6,705,000	$0	$3,037,056	NA	$0
Benefit & Perk Continuation	$0	$640,585	$0	$320,292	NA	$0
Accelerated Vesting of Equity	$0	$3,204,018	$0	$3,150,789	NA	$5,574,617
Eric Mitchell
Cash Severance	$0	$6,258,000	$0	$2,827,989	NA	$0
Benefit & Perk Continuation	$0	$587,983	$0	$293,992	NA	$0
Accelerated Vesting of Equity	$0	$2,541,367	$0	$2,497,310	NA	$4,415,964

(1) In the event of a Change in Control with a Qualified Termination, executives would be entitled to:

•	lump sum severance payment equal to three times the executive’s annual cash compensation, which includes the executive’s annual base salary and the average of the executive’s annualized annual cash bonuses for the three fiscal years preceding the change of control (pursuant to the Key Executive Severance and Change of Control Agreement, the average bonus amount only includes bonuses paid or earned after October 31, 2016)

•	cash payment equal to the lump sum value of 36 months of additional medical, dental, vision, life insurance and disability coverage, employer contributions made to the executive’s qualified and nonqualified retirement accounts, perquisite program allowance, and employer payment for executive’s car lease

•	vesting of the executive’s stock options will accelerate so that all of the options are exercisable in full

•	accelerated vesting of unvested shares of restricted stock and restricted stock units granted pursuant to the Johnson Controls, Inc. 2012 Omnibus Incentive Plan (prior to September 2, 2016) and pro-rata vesting of unvested shares of restricted stock and restricted stock units granted pursuant to the Adient plc 2016 Omnibus Incentive Plan

•	all applicable dividend equivalents of the equity awards receive the respective treatment

These payments are subject to possible reduction if the excise tax under Section 4999 would apply:

Specifically, if any payment to or for the benefit of the executive, whether paid or provided pursuant to the terms of the Key Executive Severance and Change of Control Agreement (the “Agreement”) or otherwise (the “Payments”) would subject the executive to an excise tax under Code Section 4999, then the aggregate present value of the benefits provided to the Executive pursuant to the Agreement (the “Benefit Payments”) shall be reduced to an amount which maximizes the aggregate present value of Benefit Payments without causing any of the Payment to be subject to such tax by the Executive (the “Reduced Amount”); provided that the foregoing reduction shall not apply if the value of such Payments (after payment of all federal, state and local income taxes, federal employment taxes and the excise taxes due under Code

Section 4999) would exceed the after-tax value of the Reduced Amount. For the termination scenario above, occurring on September 29, 2017, all executives would be subject to an excise tax. However, each of the executives would receive the greatest after-tax value without a reduction of the Payments.

(2) In the event of an Involuntary Termination without Cause executives would be entitled to:

•	lump sum severance payment equal to 18 months (24 months for Mr. McDonald) of base salary continuation

•	cash payment equal to the lump sum value of 18 months (24 months for Mr. McDonald) of additional medical, dental, vision, life insurance and disability coverage, employer contributions made to the executive’s qualified and nonqualified retirement accounts, perquisite program allowance, and employer payment for executive’s car lease

•	pro-rata vesting of the executive’s unvested stock options

•	pro-rata vesting of the executive’s unvested shares of restricted stock and restricted stock units, except for one of Mr. McDonald’s September 8, 2016 restricted stock unit grants, which will accelerate in full under an Involuntary Termination without Cause pursuant to the terms of such grant

•	all applicable dividend equivalents of the equity awards receive the respective treatment

(3) In the event of Retirement, executive officers (only Mr. McDonald is eligible for Retirement) would be entitled to:

•	vesting of any unvested stock options that were granted to the executive under the Johnson Controls, Inc. 2012 Omnibus Incentive Plan that have been outstanding for at least one full calendar year after the year of grant will accelerate so that all of the options are exercisable in full (and the executive will forfeit all other options that have not been outstanding for at least one full calendar year after the date of grant)

•	full vesting of restricted stock and restricted stock units granted on September 2, 2016 and September 8, 2016; pro-rata vesting for restricted stock and restrict stock units granted on or after October 1, 2016; and, only if the executive’s employment terminates due to Retirement after the first anniversary of the grant date, any units granted on or after October 1, 2016 that do not become vested as a result of the Retirement shall automatically be forfeited. If the executive engages in Inimical Conduct (as determined by the plan administrator) after his or her Retirement, any vested restricted share units that have not yet been settled shall automatically be forfeited

•	all applicable dividend equivalents of the equity awards receive the respective treatment

•	the executive’s account balance under the Retirement Restoration Plan

(4) In the event of a Death / Disability, executive officers would be entitled to:

•	accelerated vesting of the executive’s stock options so that all of the options are exercisable in full

•	full vesting of all unvested shares of restricted stock and restricted stock units

•	all applicable dividend equivalents of the equity awards receive the respective treatment

NON-EMPLOYEE DIRECTOR COMPENSATION

Non-employee director annual compensation for fiscal year 2017 consisted of the following:

•	A retainer at an annual rate of $290,000, $145,000 of which is paid in cash and $145,000 is paid in the form of our ordinary shares at the then current market price, issued under the Adient plc 2016 Director Share Plan;

•	A committee chair fee at an annual rate of $10,000, payable in cash, for each of the chairs of the Audit Committee, Compensation Committee and Corporate Governance Committee; and

•	A lead director fee at an annual rate of $30,000, payable in cash, to a non-employee lead director and successor lead director, provided that a non-employee lead director or successor lead director will not receive any committee chair fees described above.

We pay the cash retainer fee, committee chair fee and lead director fee quarterly in arrears. We issue the ordinary share portion of the annual retainer at the time of the Annual General Meeting. Effective as of the Annual General Meeting, the cash retainer fee, committee chair fee and lead director fee will be paid in the form of an annual payment in advance as soon as practicable after the date of each annual general meeting of shareholders. In addition, we reimburse non-employee directors for any reasonable expenses relating to their service as directors. Non-employee directors do not receive any additional meeting fees for attendance at meetings of the Board or its committees. A director who is also an employee of Adient receives no additional remuneration for services as a director of Adient.

We maintain a director share ownership policy that requires our directors to hold significant amounts of our ordinary shares. Our current share ownership policy requires our directors to hold an amount of Adient ordinary shares equal to five times annual cash retainer within five years of their election or appointment to the Board. All of our directors either hold sufficient shares to comply with the share ownership policy guidelines or have additional time to acquire sufficient shares.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
John M. Barth	175,000	204,963	379,963
Julie L. Bushman	145,000	204,963	349,963
Raymond L. Conner	145,000	204,963	349,963
Richard Goodman	155,000	204,963	359,963
Frederick A. Henderson	155,000	204,963	359,963
Barb J. Samardzich	145,000	204,963	349,963

(1) Amounts shown in the table reflect: (i) the cash portion of the annual cash retainer paid quarterly to each of our non-employee directors; (ii) an additional annual cash retainer of $10,000 paid quarterly to each committee chairperson; and (iii) an additional annual cash retainer of $30,000 paid quarterly to our Lead Director. The Lead Director does not receive any committee chairperson fees described above.

(2) Amounts shown in the table reflect the aggregate grant date fair value of stock awards computed in accordance with FASB ASC Topic 718. A pro rata award to cover the equity portion of the annual retainer from October 2016 to March 2017 was granted on November 8, 2016 with a stock price of $46.27. The regular annual retainer was granted on March 13, 2017 with a stock price of $72.39.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

The following table sets forth information concerning beneficial ownership of our ordinary shares by persons known to us to own more than five percent of Adient ordinary shares based upon information available as of January 12, 2018.

Name and Address of Beneficial Owner	Number of Ordinary Shares Beneficially Owned	Percentage of Ordinary Shares Outstanding
Davis Selected Advisers, L.P.(1) 2949 East Elvira Road, Suite 101 Tucson, AZ 85756	7,495,716	8.00%

T. Rowe Price Associates, Inc.(2) 100 E. Pratt Street Baltimore, MD 21202	6,551,339	7.03%

Blue Harbour Group, L.P.(3) 646 Steamboat Road Greenwich, CT 06830	6,534,390	7.02%

(1) Based solely on the information reported by Davis Selected Advisers in a Notification of Holdings under Irish law provided to Adient on January 4, 2017 and reporting ownership as of December 30, 2016. On such date, Davis Selected Advisers, together with its affiliates, held an interest in 7,495,716 ordinary shares.

(2) Based solely on the information reported by T. Rowe Price in a Notification of Holdings under Irish law provided to Adient on December 18, 2017 and reporting ownership as of December 12, 2017. On such date, T. Rowe Price, together with its affiliates, held an interest in 6,551,339 ordinary shares.

(3) Based solely on the information reported by Blue Harbour in a Notification of Holdings under Irish law provided to Adient on November 2, 2017 and reporting ownership as of November 1, 2017. On such date, Blue Harbour, together with its affiliates, held an interest in 6,534,390 ordinary shares.

Share Ownership of Directors and Executive Officers

The following table lists our ordinary share ownership as of January 12, 2018 for the persons or groups specified. Ownership includes direct and indirect (beneficial) ownership as defined by SEC rules. To our knowledge, each person, along with his or her spouse, has sole voting and investment power over the shares unless otherwise noted. Each director and executive officer individually, and all directors and executive officers as a group, beneficially owned less than one percent of our outstanding ordinary shares. The address of each director, director nominee and executive officer shown in the table below is c/o Adient, Attn: Office of the Secretary, 49200 Halyard Drive, Plymouth, Michigan 48170.

Name of Beneficial Owner	Shares Beneficially Owned(1)	Exercisable Stock Options(2)	Cash-Settled Stock Units(3)
John M. Barth	1,715	—	—
Julie L. Bushman	2,877	—	—
Raymond L. Conner	5,270	—	—
Richard Goodman	2,091	—	—
Frederick A. Henderson	1,715	—	—
R. Bruce McDonald	35,216	17,751	353,131
Barb J. Samardzich	1,715	—	—
Cathleen A. Ebacher	447	—	—
Byron S. Foster	32,761	5,493	—
Neil E. Marchuk	8	—	82,488
Eric S. Mitchell	17,806	4,359	50,310
Mark A. Skonieczny, Jr.	1,146	740	25,041
Jeffrey M. Stafeil	—	—	47,136
All directors and officers as a group (13 persons)	102,767	28,343	558,106

(1) The balance includes: (a) all shares over which the person holds or shares voting and/or investment power; and (b) the amount shown, if any, for such person in the “Exercisable Stock Options” column.

(2) Reflects options to purchase ordinary shares exercisable within 60 days. These amounts are included in the amount in the “Shares Beneficially Owned” column.

(3) Reflects ordinary share equivalents under our deferred and equity based compensation plan. Each stock unit is intended to be the economic equivalent of one ordinary share of Adient plc. Units are settled in the form of cash and are not settled in the form of ordinary shares. These amounts are not included in the amounts in the “Shares Beneficially Owned” column.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires that our directors and certain of our officers file reports of ownership and changes of ownership of our ordinary shares with the SEC and the NYSE. We believe that during our fiscal year ended September 30, 2017 our officers and directors complied with all such filing requirements.

OTHER MATTERS AT THE ANNUAL GENERAL MEETING

The Board knows of no other matters which will be presented at the Annual General Meeting, but if other matters do properly come before the meeting, it is intended that the persons named in the proxy will vote according to their best judgment.

By Order of the Board of Directors,

Cathleen A. Ebacher

Vice President, General Counsel and Secretary

Dated: January 26, 2018

Adient plc 25-28 NORTH WALL QUAY IFSC, DUBLIN 1 IRELAND

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. ET on March 10, 2018 (or for shares held through the Adient US LLC Savings and Investment (401K) Plan no later than 11:59 P.M. ET, on March 7, 2018). Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. ET on March 10, 2018 (or for shares held through the Adient US LLC Savings and Investment (401K) Plan no later than 11:59 P.M. ET on March 7, 2018). Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E35660-P00231-Z71490	KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — —

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

ADIENT PLC
The Board of Directors recommends you vote FOR the following:
1. Election of Directors		For	Against	Abstain	The Board of Directors recommends you vote FOR proposals 2 and 3.		For	Against	Abstain
Nominees:
1a.	John M. Barth	☐	☐	☐

2.  To ratify, by non-binding advisory vote, the appointment of PricewaterhouseCoopers LLP as our independent auditor for fiscal year 2018 and to authorize, by binding vote, the Board of Directors, acting through the Audit Committee, to set the auditors’ remuneration.

							☐	☐	☐
1b.	Julie L. Bushman	☐	☐	☐

1c.	Raymond L. Conner	☐	☐	☐

1d.	Richard Goodman	☐	☐	☐	3. To approve, on an advisory basis, our named executive officer compensation.		☐	☐	☐
1e.	Frederick A. Henderson	☐	☐	☐

1f.	R. Bruce McDonald	☐	☐	☐	In their discretion, the proxies are authorized to vote on such matters as may properly come before the meeting or any adjournments thereof.
1g.	Barb J. Samardzich	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]				Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

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E35661-P00231-Z71490

Adient plc Annual General Meeting of Shareholders March 12, 2018 10:00 AM This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Cathleen A. Ebacher and R. Bruce McDonald, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of the ordinary shares of Adient plc that the shareholder(s) is/are entitled to vote at the Annual General Meeting of Shareholders to be held at 10:00 AM, local time on March 12, 2018, at The Merrion Hotel, 24 Upper Merrion Street, Dublin 2, Ireland, and any adjournment or postponement thereof.

A shareholder entitled to attend and vote is entitled to appoint one or more proxies to attend, speak and vote instead of him or her at the Annual General Meeting. A proxy need not be a shareholder of record. If you wish to nominate a proxy other than Cathleen A. Ebacher and R. Bruce McDonald, please contact the Office of the Secretary and also note that your nominated proxy must attend the Annual General Meeting in person in order for your votes to be cast.
This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side